EXHIBIT 10.32

TOLL MANUFACTURING AGREEMENT

By and Between

WYETH,

Acting through its Wyeth Pharmaceuticals Division

and

GENENTECH, INC.

TOLL MANUFACTURING AGREEMENT

            This TOLL MANUFACTURING AGREEMENT (the "Agreement") is made effective as of September 15, 2004 (the "Effective Date"), by and between Wyeth, a Delaware corporation acting through its Wyeth Pharmaceuticals Division having its principal place of business at Five Giralda Farms, Madison, New Jersey 07940 ("Wyeth"), and Genentech, Inc., a Delaware corporation, having its principal place of business at One DNA Way, South San Francisco, California 94080 ("Genentech"). Wyeth and Genentech may each be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

      WHEREAS, Genentech markets and sells a certain proprietary biological pharmaceutical product known as Herceptin, and Genentech desires to obtain additional supply of commercial quantities of Herceptin bulk drug substance.

      WHEREAS, Wyeth has experience and expertise necessary to perform the manufacturing and related services needed to supply Herceptin bulk drug substance, and Wyeth owns a facility that, with some modifications, would be suitable for production of commercial quantities of Herceptin bulk drug substance.

      WHEREAS, Genentech desires to retain Wyeth on a nonexclusive basis, to convert Raw Materials (as defined below) into commercial quantities of Herceptin bulk drug substance, and Wyeth desires to perform such services, all on the terms and conditions set forth in this Agreement.

      WHEREAS, on August 11, 2004 the Parties entered into a Letter of Intent (the "LOI") contemplating their entry into this Agreement and the other Transaction Agreements (as defined below) and preliminary activities relating to the Technology Transfer (as defined below) have been initiated by the Parties pursuant thereto.

      WHEREAS, on even date herewith, Wyeth and Genentech are entering into a Quality Agreement for the purpose of further effectuating the intent of the Parties hereunder.

AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE  1.
DEFINITIONS

      The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement.

            1.1       "Affiliate" means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term "control" means direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity voting stock or general partnership or managing membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, resolution or otherwise, provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body but is restricted from electing such majority by contract or otherwise until such time as such restrictions are no longer in effect. Notwithstanding the foregoing, Roche shall not be considered an Affiliate of Genentech for purposes of this Agreement.

            1.2       "Batch" or "Lot" means the quantity of Product produced from a single Run, and refers to a Commercial Batch or Lot, a Development Batch or Lot, a Pilot Batch or Lot and/or a Qualification Batch or Lot, as the context requires. A given Run may result in more than one sub-batch or sub-lot due to splitting into tanks downstream in the Manufacturing Process, but all such sub-batches or sub-lots shall still constitute the same Batch or Lot.

            1.3       "Batch Records" means the documentary evidence (electronic or hard copy) of all activities required to manufacture, process, test, label, store and package a Batch.

            1.4       "Bill of Materials" means (i) a list of all Raw Materials (including Specialized Raw Materials) and Genentech Proprietary Materials required to complete a Run and (ii) the corresponding quantities (including appropriate amounts of wastage) of such Raw Materials (including an allocable portion of Raw Materials used for multiple Runs (e.g., resins)) and Genentech Proprietary Materials required to complete a Run.

            1.5       "Calendar Year" or "CY" means a one (1) year period commencing on January 1st and ending on December 31st.

            1.6       "cGMP" means both the regulatory requirements for current good manufacturing practices promulgated by the FDA under the FD&C Act, 21 C.F.R. Sections 210, 211 and 600 et seq. and under the PHS Act, 21 C.F.R. Sections 600-610 and the ICH Guideline for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, as the same may be amended from time to time.

            1.7       "Cell Line" means the proprietary Genentech Chinese Hamster Ovary cell line that expresses the Product.

            1.8       "Centrifuge" means the [*] Centrifuge that has been purchased by Genentech [*] for use in the Manufacturing Process at the Facility, [*]

            1.9       "Certificate of Analysis" means, as further specified in the Quality Agreement, with respect to each Batch, a document prepared by Wyeth: (a) listing tests performed by Wyeth, specifications, and test results, and (b) certifying the accuracy of the foregoing. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this Agreement.

            1.10       "Certificate of Compliance" means, as further specified in the Quality Agreement, with respect to each Batch, a document prepared by Wyeth: (a) listing the manufacturing date, unique Batch number, and quantity of Product in such Batch, and (b) certifying that such Batch was manufactured in accordance with the Manufacturing Documentation, cGMP, the Product Specifications existing as of the time of the inoculation of the [*] bioreactor for such Batch and the warranties set forth in Section 7.1. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement.

            1.11       "Commercial Batch" or "Commercial Lot" means a Batch or Lot produced from a Commercial Run.

            1.12       "Commercial Production" means the operation of the Facility after sBLA Filing with [*] of its capacity dedicated to running the Manufacturing Process to manufacture Product that is or is expected to be (following FDA Approval) commercially saleable.

            1.13       "Commercial Run" means a Run that is initiated after achievement of PAI Readiness for the purpose of manufacturing Product that is or is expected to be (following FDA Approval) commercially saleable.

            1.14       "Commercially Reasonable Diligent Efforts" means: [*] Notwithstanding the foregoing, to the extent that the performance of a Party's obligations hereunder is adversely affected by the other Party's failure to perform its obligations hereunder, such Party would not be deemed to have failed to use its Commercially Reasonable Diligent Efforts in performing the adversely affected obligations.

            1.15       "Commercially Reasonable Efforts" of a Party means those efforts and resources normally used by such Party with respect to a biopharmaceutical product owned by such Party or to which such Party has similar rights and that is of similar market potential at a similar stage in the development or life of such product. Notwithstanding the foregoing, to the extent that the performance of a Party's obligations hereunder is adversely affected by the other Party's failure to perform its obligations hereunder, such Party would not be deemed to have failed to use its Commercially Reasonable Efforts in performing the adversely affected obligations.

            1.16       "Commissioning" means those activities occurring after Mechanical Completion that are intended to verify that the Facility (and equipment and systems therein) meet pre-established design specifications, installation and operational requirements. Commissioning typically precedes and supports Qualification and includes Factory Acceptance Test ("FAT"), Site Acceptance Test ("SAT"), and full-scale wet-testing ("Water Dummy Runs") in order to provide reasonable assurance of the successful Qualification of the equipment, systems, and Facility.

            1.17       "Completed Development Run" means a Development Run for which Product has been processed through the final purification step and filled and frozen in a Vessel according to the instructions, procedures and requirements described in the Manufacturing Documentation established for said procedures; provided, however, that a Development Run need not be processed through the high temperature short (residence) time skid ("HTST Skid") to be considered a Completed Development Run.

            1.18       "Completed Qualification Run" means a Qualification Run for which Product has been processed through the final purification step and filled and frozen in a Vessel according to the instructions, procedures and requirements described in the Manufacturing Documentation established for said procedures.

            1.19       "Confidential Information" means Genentech Confidential Information and/or Wyeth Confidential Information, as the context requires.

            1.20       "Control" or "Controlled" means possession of the ability to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of an agreement with a Third Party.

            1.21       "Conversion Fee" means the conversion fee to be paid by Genentech to Wyeth for Product as determined in accordance with the terms of this Agreement.

            1.22       "Development Batch" means a Batch or Lot produced from a Development Run. Development Batches are intended for testing only and are not saleable.

            1.23       "Development Run" means a Run that (i) is used for Commissioning the Facility, testing equipment, Manufacturing Process demonstration, confirmation of some or all of the Manufacturing Process steps, finalizing Manufacturing Documentation, and training, as further described in Section 4.6 hereof. Development Runs may also be referred to as "Engineering Runs" or "Trial Runs".

            1.24       "Excluded Patents" means [*] as those terms are defined on Exhibit A hereto, as well as any other Patent Rights owned or Controlled by Genentech that are not required for Wyeth to perform its obligations under the Transaction Agreements in accordance with the terms and conditions thereof.

            1.25       "Facility" means one or more of the following, as the context requires: the [*] at Wyeth's commercial manufacturing facility located at Andover, Massachusetts and, to the extent used by Wyeth in the Manufacturing Process or the storage of Product hereunder, the Utilities, the Warehouse and the QC Laboratory.

            1.26       "Facility Modifications and Services Costs" means all costs and expenses incurred by Wyeth (including, without limitation, Wyeth's internal labor and material costs) for the modifications needed to implement the Manufacturing Process at Wyeth's Andover, Massachusetts facility, including, without limitation, design and engineering services, equipment and/or Utilities installed at or necessary for the operation of the Facility (or any part thereof) or used to modify the Facility (or any part thereof) in accordance with the Technology Transfer Project Plan.

            1.27       "Facility Validation" means validation of the Facility, including manufacturing equipment and systems, computer systems, testing equipment and including non-Product specific processes such as sterilization, all as required by and in accordance with the Quality Agreement.

            1.28       "FD&C Act" means the United States Federal Food, Drug and Cosmetic Act, as the same may be amended from time to time.

            1.29       "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

            1.30       "Finished Product" means Product that has been formulated, compounded, filled into containers, labeled and placed in final commercial packaging.

            1.31       "For Cause Audit" means a non-routine audit of the Facility required and conducted by Genentech's quality compliance organization due to the existence of an Operational Issue that Genentech reasonably believes in good faith may result in a significant quality or cGMP deficiency.

            1.32       "Genentech Confidential Information" means the Manufacturing Documentation and all technical and other information, whether patented or unpatented, relating to the Genentech Proprietary Materials, the Manufacturing Process, the Technology and/or the Product, Genentech processes, methods, operations, technologies, forecasts and business information, in the case of each of the foregoing that (a) are disclosed or supplied to Wyeth by or on behalf of Genentech pursuant to this Agreement and/or the Quality Agreement, (b) Wyeth may first become aware through the presence of its employees or agents at Genentech offices or facilities or at other facilities (other than Wyeth's facilities) that manufacture the Product for Genentech or (c) is Genentech Data generated hereunder. The foregoing may include, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results, business and scientific plans and information, designs, algorithms, software and facility layout and schematics. Notwithstanding the foregoing, "Genentech Confidential Information" shall not include any information that: (i) at the time of disclosure, is known publicly or thereafter becomes known publicly through no breach of this Agreement by Wyeth, its Affiliates or agents; (ii) becomes available to Wyeth from a Third Party which is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from Genentech under obligations of confidentiality; (iii) was developed by Wyeth independently of information obtained from Genentech as evidenced by competent proof; (iv) was already known to Wyeth before receipt from Genentech, as shown by competent proof, provided that such information was not acquired directly or indirectly from Genentech under obligations of confidentiality; or (v) is released with the prior written consent of Genentech. In determining whether or not Genentech's Confidential Information has entered the public domain and is therefore no longer falls within the definition of Genentech Confidential Information, only that portion of said Genentech Confidential Information that has become public shall cease to be within the definition of Genentech Confidential Information, and any information remaining confidential (including, without limitation, the organization of such information, the existence of such public information within the Genentech Confidential Information or information regarding the relationships between individual pieces of Genentech Confidential Information and information that is in the public domain) shall retain their status as Genentech Confidential Information.

            1.33       "Genentech Data" means (i) those elements of Manufacturing Data that pertain to the Manufacturing Process, the conduct of the Manufacturing Process at the Facility, the Genentech Proprietary Materials, the Raw Materials or the Product (ii) those elements of other data generated by Wyeth in the performance of its obligations hereunder that pertain to the Manufacturing Process, the conduct of the Manufacturing Process at the Facility, the Genentech Proprietary Materials, the Raw Materials or the Product (iii) data generated by Genentech hereunder that pertain to the Manufacturing Process, the conduct of the Manufacturing Process at the Facility, the Genentech Proprietary Materials, the Raw Materials, the Product or (iv) information generated by Genentech that pertains to any equipment, processes, algorithms or software installed or used in the Facility, in the case of each the foregoing, excluding the Wyeth Data.

            1.34       "Genentech Proprietary Materials" means the Cell Line, Master Cell Bank, Working Cell Bank and all Genentech proprietary reagents, reference standards and assays required to implement the Technology Transfer, utilize the Technology, conduct the Manufacturing Process and/or manufacture Product, all in accordance with the Manufacturing Documentation, and as each is further defined in Exhibit B to the Technology Transfer Project Plan.

"Genentech Proprietary Materials" shall also include any other proprietary materials of Genentech provided to Wyeth hereunder that are identified in writing by Genentech as "proprietary" at the time of delivery.

            1.35       "GMP Commissioning" means the acceptance of the Facility by Genentech for cGMP activities as required by and in accordance with the Quality Agreement.

            1.36       "Herceptin" means those pharmaceutical formulations containing the Product, currently marketed by Genentech in the United States and currently marketed by Roche outside of the United States each as the commercial product Herceptin.

            1.37       "Manufacturing Data" means either or both, as the case requires: (i) all data and information (including the Batch Records) related to the conduct of the Manufacturing Process at the Facility that is generated by Wyeth in the performance of its obligations hereunder from the Effective Date through the date of achievement of PAI Readiness and that would be necessary or useful for Genentech to complete the filing of the sBLA with the FDA, including without limitation data related to the Commissioning and validation of the Facility, and/or (ii) all data and information (including the Batch Records) related to the manufacture of Product at the Facility that is generated by Wyeth in the performance of its obligations hereunder following achievement of PAI Readiness and that would be necessary or useful for Genentech to comply with all laws and regulations pertaining to the manufacture, use, storage or sale of Product manufactured by Wyeth under this Agreement.

            1.38       "Manufacturing Documentation" means all documents and records describing or otherwise related to the Manufacturing Process or any part of the Manufacturing Process provided to Wyeth by or on behalf of Genentech under this Agreement or the Quality Agreement, including, without limitation, documents and records consisting of or containing process descriptions, requirements and specifications, process flow diagrams ("PFDs"), piping and instrumentation diagrams ("P&IDs") for Genentech's facilities, Genentech's facility layout schematics, equipment and instrumentation specifications, software logic and requirements specifications, bills of materials, raw material, in-process, and final Product specifications, process trend and variability data, validation protocols and reports, process development reports, batch records, and standard operating procedures ("SOPs"), including, without limitation, SOPs for Raw Material handling, manufacturing operations, equipment operation, Raw Material, in-process, and final Product quality control testing, quality assurance, validation, storage, and shipping.

            1.39       "Manufacturing Process" means the [*] production process for the conversion of certain Genentech Proprietary Materials using the Raw Materials into Product and testing of such Product, [*] and is to be used by Wyeth pursuant to this Agreement for the manufacture of Product, [*], as such process may be changed from time to time in accordance with this Agreement.

            1.40       "Master Cell Bank" [*]

            1.41       "Mechanical Completion" means that the Facility is ready for Commissioning, Qualification and validation according to criteria established by the TOC for those activities. For the Facility to be considered mechanically complete, (i) all equipment (except the HTST skid) and Programmable Logic Controller/Supervisory Control And Data Acquisition ("PLC/SCADA") software required to implement the Manufacturing Process must be installed, tagged, and adjusted, (ii) mechanical and hydrostatic testing on said equipment (except the HTST skid) must be complete, and (iii) all applicable documentation must be compiled and complete. An element of Mechanical Completion shall be that the Manufacturing Execution System ("MES") software is available as required to support Commissioning.

            1.42       "Non-Conforming Product" means Product that fails to conform to any of the warranties set forth in Section 7.1 hereof as of the Warranty Date.

            1.43       "Non-Portable Equipment" means the Genentech Equipment (as defined in Section 15.2 hereof), excluding any Portable Equipment and the Centrifuge. Components of the Non-Portable Equipment, such as valves, pumps, agitators and filter housings, shall also be deemed Non-Portable Equipment. Non-Portable Equipment also includes the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

            1.44       "Operational Issue" means an issue, concern or problem related to or arising from the implementation or conduct of the Technology Transfer Project and/or the Manufacturing Process at the Facility or at any of Genentech's facilities that might or does adversely impact (i) the operation of the Facility, (ii) the conduct of the Manufacturing Process by Wyeth, or (iii) the manufacture of Product hereunder, with respect to each of the foregoing, including, without limitation, any contamination, regulatory or quality control issues, problems or concerns, materials shortages, any issues, concerns or problems that may arise from the performance of the obligations under this Agreement and/or the Quality Agreement.

            1.45       "PAI" means the pre-approval inspection of the Facility that will be conducted by the FDA prior to FDA Approval.

            1.46       "PHS Act" means the Public Health Service Act, Biological Products, as amended, as the same may be amended from time to time.

            1.47       "Party" or "Parties" means Wyeth and/or Genentech, as the context requires.

            1.48       "Patent Rights" means all United States and foreign issued patents and patent applications, including, but not limited to, provisionals, divisionals, continuations, continuations-in-part (to the extent the claims in such continuation-in-part application are directed to subject matter specifically described in such prior patent application), and patents issuing therefrom, reissues, reexaminations, substitutions, renewals, restorations, additions, registrations, and foreign counterparts thereof, as well as extensions and supplementary protection certificates based thereon.

            1.49       "Pilot Batch" means a Batch produced from a Run that is completed through the [*] bioreactor, and which is subsequently harvested [*] and purified at the laboratory scale using an appropriate small scale laboratory model of the Manufacturing Process. For a Batch to be considered a Pilot Batch the Batch must be completed [*] and provide sufficient quantities of samples to enable the Parties to complete analytical testing [*]. A Pilot Batch may be processed through the final purification step at the laboratory scale.

            1.50       "Portable Equipment" means the portable equipment described with particularity in the Technology Transfer Project Plan and referred to in Sections 5.7 hereof, including, without limitation, the related documentation regarding the design, validation, operation, calibration, and maintenance of such equipment. The Portable Equipment is a part of the Genentech Equipment, as defined in Section 15.2 hereof. Components of the Portable Equipment, such as valves, pumps, agitators and filter housings, shall also be deemed Portable Equipment.

            1.51       "Pre-existing Defect" means a defect in (i) any Raw Material delivered to Wyeth by [*] Genentech or (ii) any Genentech Proprietary Material delivered to Wyeth by Genentech, where such defect, in the case of either (i) or (ii), could not have been detected by Wyeth performing those manufacturing steps and testing procedures to be performed by Wyeth as required by the Manufacturing Documentation.

            1.52       "Product" means the bulk form of Genentech's proprietary biological drug substance anti-Her-2 antibody (as more particularly described in Genentech's BLA for Herceptin STN: BL 103792, including any successor filing thereto with the FDA, and any supplements to or amendments to any of the foregoing) which has been (i) manufactured by Wyeth pursuant to this Agreement, and (ii) purified to a concentrated form from one or more Batches by Wyeth pursuant to this Agreement.

            1.53       "Product Specifications" means the specifications developed by Genentech for Product, including, without limitation, testing methods and acceptance criteria for each Batch, a copy of which shall be attached to the Quality Agreement prior to the start of Development Runs, as such specifications may be amended from time to time in accordance with Article 8 hereof, including, without limitation, such amendments as may be required to obtain and/or maintain FDA Approval.

            1.54       "QC Laboratory" means either or both the laboratory facilities located in Wyeth's Andover, Massachusetts commercial manufacturing facility or any Third Party laboratory facilities approved by Genentech in accordance with Section 13.5, in each case to the extent that they are required for Wyeth to perform the testing of all

Raw Materials and in-process and finished Product in accordance with the Transaction Agreements.

            1.55       "Qualification" means establishing documented evidence that a piece of equipment or a manufacturing process operates within predetermined parameters consistently and reproducibly, and that such piece of equipment or manufacturing process is capable of producing Product that consistently meets all applicable quality specifications. Qualification may refer to Installation Qualification ("IQ"), Operational Qualification ("OQ"), and Performance Qualification ("PQ") as those terms have been generally defined by the FDA and the pharmaceutical industry.

            1.56       "Qualification Batch" or "Qualification Lot" means a Batch or Lot produced from a Qualification Run. Each Qualification Batch is intended to produce Product that is or is expected to be (following FDA Approval) commercially saleable.

            1.57       "Qualification Run" means a Run conducted (i) to demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, (ii) to establish the comparability of the Product manufactured therefrom to Herceptin manufactured by Genentech as required by the FDA and (iii) to support licensure of both the Facility and the Manufacturing Process at the Facility under the sBLA. Each Qualification Run must be produced from an inoculation of the [*], all in accordance with cGMP and the Manufacturing Documentation.

            1.58       "Quality Agreement" means the quality agreement entered into by and between the Parties of even date herewith that references this Agreement and relates to Wyeth's manufacture of the Product hereunder, as amended from time to time.

            1.59       "Regulatory Agency" means any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory having responsibility in such country or jurisdiction for any Regulatory Approval of any kind in such country or jurisdiction, and any successor agency or authority thereto.

            1.60       "Regulatory Approval" means any approvals, licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture and sale of the Product in each regulatory jurisdiction in which the Product will be sold.

            1.61       "Raw Materials" means those materials set forth on the Bill of Materials attached to the Technology Transfer Project Plan that are used in the Manufacturing Process, including, but not limited to, chemicals, reagents, chromatography resins, and specialty filters.

            1.62       "Roche" means Roche Holdings, Inc., a Delaware corporation, and its "Affiliates" (as hereinafter defined) other than Genentech and Genentech's subsidiaries. Subject to the foregoing, with respect to Roche, "Affiliates" means any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Roche Holdings, Inc.; and, for purposes of this definition, the term "control" means direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, resolution or otherwise.

            1.63       "Run" means a single fermentation run of the Manufacturing Process commencing at the [*] at the Facility and progressing through, as applicable, [*] harvest, recovery, purification, freezing and quality testing and release, and refers to a Commercial Run, Development Run and/or Qualification Run, as the context requires; [*]

            1.64       "Run Start" [*]

            1.65       "sBLA" means the supplemental biologics license application to be submitted to the FDA to permit the licensure of the Facility to manufacture the Product using the Manufacturing Process, any equivalent successor filing thereto with the FDA, and any supplements or amendments to any of the foregoing.

            1.66       "Sourcing Date" means the date that the FDA approves the sBLA.

            1.67       "Specialized Raw Materials" means that subset of Raw Materials that are identified as such on the Bill of Materials attached to the Technology Transfer Project Plan and that require higher levels of inventory planning and control due to shortage of supply, long supplier lead times and criticality to Product quality. Examples include chromatography resins and certain media components.

            1.68       "Successful" means, subject to Section 5.7, with respect to a single Qualification Run or Commercial Run, or a single Batch or Lot produced from such a single Qualification Run or Commercial Run, conformance of that Run to all elements of: (i) the quality requirements of this Agreement, the Technology Transfer Project Plan and the Quality Agreement; (ii) the Product Specifications as they exist at the time of the inoculation [*] bioreactor for such Batch (or such earlier time as may be appropriate in the event that there are any modifications to those portions of the Manufacturing Process occurring prior to the inoculation [*] bioreactor or which require changes to the materials used (or specifications therefor) prior to the inoculation [*] (bioreactor); and (iii) all applicable United States laws and regulations. For the avoidance of doubt, a Successful Batch will be or is expected to be (following FDA Approval) saleable following the Sourcing Date.

            1.69       "Success Rate" means, with respect to a particular campaign or a specified period of time, the ratio of the number of Successful Batches produced during such campaign or period of time by the Party in question over the number of Run Starts made during such campaign or period of time by the Party in question.

            1.70       "Technology" means the Manufacturing Process, assays, quality control analyses, specifications, transportation and storage requirements, and other know-how and information provided by Genentech to Wyeth (including, without limitation, the Manufacturing Documentation) and which is required to reproducibly manufacture, test, store and transport Product: (i) in compliance with cGMP; (ii) in conformity with the applicable Product Specifications; (iii) in compliance with Genentech's approved sBLA; and (iv) which meets the protocols for analytical comparability and bioequivalency of Product, which protocols shall be developed by Genentech and subject to agreement of the Parties.

            1.71       "Technology Transfer" means the transfer of all technology, information, documentation, equipment, materials, tools, and technical assistance between the Parties (including the transfer of Technology from Genentech to Wyeth) in order to implement the Manufacturing Process at the Facility and obtain FDA Approval for manufacture of commercial quantities of the Product at the Facility under the sBLA. Technology Transfer shall also include such additional assistance as Genentech will provide to Wyeth pursuant to the terms hereof, including without limitation, the transfer of the Technology and technical assistance by Genentech to Wyeth and the transfer of information by Wyeth to Genentech hereunder necessary for the transfer of Technology to Wyeth and the implementation of the Manufacturing Process at the Facility in order to and as required to start up and operate the Facility. Technology Transfer will be considered to begin as of the effective date of the LOI and to be complete as of the Sourcing Date.

            1.72       "Technology Transfer Project" means the activities conducted by or under the authority of the Parties under the Technology Transfer Project Plan in order to complete the Technology Transfer.

            1.73       "Technology Transfer Project Plan" means a written description of the Technology Transfer, as the same may be amended from time to time by mutual written agreement of the Parties, that includes, but is not limited to, the objective, scope, approach, functional strategies, resources, roles and responsibilities, statement of work, activities, deliverables, milestones, schedule and success criteria. The Technology Transfer Project Plan will also incorporate by reference more detailed functional plans as needed (e.g., the Master Validation Plan, Comparability Plan, GMP Commissioning Plan, etc.). The Technology Transfer Project Plan is hereby incorporated into this Agreement by reference. The initial Technology Transfer Project Plan has been exchanged between the Parties as of the Effective Date and describes the understanding of the Parties (as of the Effective Date) regarding the transfer of Technology and implementation of the Manufacturing Process, test methods and testing at the Facility, and the modifications to the Facility needed to implement the Manufacturing Process at the Facility, as jointly developed by the Parties.

            1.74       "Termination Fee" means that amount payable by Genentech to Wyeth in accordance with Section 21.8 hereof as a result of the termination of this Agreement in accordance with Section 21.8.

            1.75       "Territory" means the United States and those countries set forth on Exhibit B hereto.

            1.76       "Third Party" means any party other than Genentech, Wyeth and their respective Affiliates.

            1.77       "Transaction Agreements" means this Agreement and the Quality Agreement, including any attachments and exhibits thereto and any amendments to the foregoing mutually agreed upon in writing by the Parties.

            1.78       "United States" or "U.S." means the United States of America, its territories and possessions, and the Commonwealth of Puerto Rico.

            1.79       "Utilities" means the utilities and other service hook-ups related to the Facility, QC Laboratory or Warehouse to the extent that they are necessary for Wyeth perform its obligations under the Transaction Agreements.

            1.80       "Vessel" means a portable, [*] that is supplied to Wyeth by Genentech to store and ship Product to Genentech at a controlled temperature.

            1.81       "Warehouse" means the shared cGMP storage facilities at Wyeth's Andover, Massachusetts manufacturing facility to the extent that they are used by Wyeth to handle, store, ship and receive Raw Materials, Genentech Proprietary Materials, Vessels and Product, all in accordance with the terms and conditions of the Transaction Agreements.

            1.82       "Working Cell Bank" or "WCB" means [*]

            1.83       "Wyeth Confidential Information" means all technical and other information, whether patented or unpatented, relating to the Facility and/or Wyeth processes, methods, operations, technologies, forecasts and business information that (a) are disclosed or supplied to, or used by Wyeth in the performance of its obligations or exercise of its rights under this Agreement, the Technology Transfer Project Plan and/or the Quality Agreement, or (b) Genentech may first become aware of through the presence of its employees or agents at Wyeth offices or at the Facility or any other Wyeth facility, or (c) is Wyeth Data generated hereunder. The foregoing may include, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics. Notwithstanding the foregoing, "Wyeth Confidential Information" shall not include any information that: (i) at the time of disclosure, is known publicly or thereafter becomes known publicly through no breach of this Agreement by Genentech, its Affiliates or agents; (ii) becomes available to Genentech from a Third Party that is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from Wyeth under obligations of confidentiality; (iii) was developed by Genentech independently of information obtained from Wyeth as evidenced by competent proof; (iv) was already known to Genentech before receipt from Wyeth, as shown by competent proof, provided that such information was not acquired directly or indirectly from Wyeth under obligations of confidentiality; or (v) is released with the prior written consent of Wyeth. In determining whether or not Wyeth's Confidential Information has entered the public domain and therefore no longer falls within the definition of Wyeth Confidential Information, only that portion of said Wyeth Confidential Information that has become publicly known shall cease to be within the definition of Wyeth Confidential Information, and any information remaining confidential (including, without limitation, the proprietary use or organization of such public information, the existence of such public information within the Wyeth Confidential Information or the relationship between individual pieces of Wyeth Confidential Information and such public information) shall retain its status as Wyeth Confidential Information.

            1.84       "Wyeth Data" means (i) those elements of the Manufacturing Data that solely pertain to the Facility, the operations of the Facility or the processes, algorithms, software or equipment in the Facility, (ii) those elements of other data generated by Wyeth in performance of its obligations hereunder that solely pertain to the Facility, the operations of the Facility or the processes, algorithms, software or equipment in the Facility or (iii) those elements of the data generated by Genentech hereunder that solely pertain to the Facility, the operations of the Facility or the processes, algorithms, software or equipment in the Facility.

            1.85       "Wyeth Equipment" means the equipment listed in the Technology Transfer Project Plan, including all components thereof (i.e., pipes, valves, pumps, agitators and other related equipment), already owned or leased or to be acquired by Wyeth and installed at the Wyeth Facility for the purposes of implementing the Manufacturing Process, and the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment, as such list may be amended from time to time according to the provisions in this Agreement and the Technology Transfer Project Plan.

Each of the following definitions are found in the body of this Agreement, or elsewhere, as indicated below:
Defined Term	Section
[*]	4.3.6
"Acceptance"	5.6
"Acceptance Date"	5.6
"Actual Cost"	4.9.6(b)
"Agreement"	Preamble
"Annual Maximum Purchase Commitment"	5.4
[*]	4.9.1
"Asserting Party"	19.4.3
"Bonus Run Completion"	5.1
"Bonus Runs"	5.1.1
"Breaching Party"	21.2
"Budgeted Costs"	4.9.6(a)
[*]	Exhibit A
"CGL"	17.3.1
"Change of Control"	21.8.1
"Cure Period"	21.2
"Delivery Schedule"	5.5.2
"Designated Carrier"	5.8
[*]	4.9.1
"Development Run Completion"	4.3.2
"Dual Use Improvement Option"	15.1.3(g)(ii)
"Effective Date"	Preamble
"ESC" or "Executive Steering Committee"	3.1.1(a)
"Excessive Use"	4.9.6
"Exchange Act"	21.8.1
"FAT"	1.16
"FDA Approval"	4.3.8
"Facility Data"	14.1.2
"Fermentation Run Starts"	4.7.1
"Force Majeure Event"	24.1
"GAAP	4.9.5
"Genentech"	Preamble
"Genentech Equipment"	15.2.1
"Genentech Financial Records"	6.10(c)
"Genentech Indemnified Parties"	17.1.2
"Genentech Proprietary Materials"	1.3.4
"Herceptin Improvements"	15.1.3
"HTST Skid"	1.1.7
"Indemnitee"	17.2.1
"Indemnitor"	17.2.1
"Initial Qualification Run Completion"	4.3.3
"Intentional Breach	18.1

"JPST" or "Joint Project Sub-Teams"	3.1.2(b)(ii)
"JPT" or "Joint Project Team"	3.1.2(a)
"JQT" or Joint Quality Team	3.1.4(a)
"Lead Quality Representative"	Quality Agreement
"Liabilities"	17.1.1
"Licensed Parties"	14.2
"MES"	1.41
"Mechanical Completion"	4.3.1
"Milestone Payment"	6.4
"Nonbreaching Party"	21.2
"Nonsuit"	14.2
"Notified Party"	19.3.1
"Notifying Party"	19.3.1
"PAI Readiness"	4.3.6
"Permitted Use of Genentech Confidential Information	15.1.3(e)
"P&IDs"	1.38
"Portable Equipment"	5.7
"PFDs"	1.38
"Production Plan"	5.5.1
"PLC/SCADA	1.41
"Projected Usage"	4.9.5
"Project Team Leader"	3.1.5
"Raw Material Specifications"	4.9.1
"Release"	5.6
"sBLA Data Delivery"	4.3.5
"sBLA Filing"	4.3.7
"SEC"	19.2
"SAT"	1.16
"Standard Bill of Materials Cost"	4.9.2
"Standard Cost"	4.9.5
"SOPs"	1.38
"Start Fee"	6.7.1
"Success Fee"	6.7.2
"Successful Qualification Batch Delivery"	4.3.4
"Target Date"	4.3
"Target Resolution Date"	3.2.2
"Technical Issues"	3.1.2(a)
"TOC" or "Technical Operations Committee"	3.1.2(a)
"Term"	21.1
"warning letter"	Quality Agreement
"Warranty Date"	7.1
"Water Dummy Runs"	1.16
"Wyeth"	Preamble
"Wyeth Entities"	21.8.1
"Wyeth Financial Records"	6.10(b)
"Wyeth Indemnified Parties"	17.1.1
"Wyeth Production Records"	6.10(a)
"Wyeth Release Documentation"	Quality Agreement
"Wyeth Trade Secret"	14.3

ARTICLE  2.
COMMITMENT TO MANUFACTURE; DEDICATED FACILITY

            2.1       Commitment to Manufacture. Subject to the terms and conditions set forth in this Agreement, during the Term: (a) Genentech shall retain Wyeth as a non-exclusive manufacturer of Product; (b) Wyeth shall dedicate [*]

portion of the Facility exclusively to enable the Technology Transfer and to conduct the Manufacturing Process; (c) Wyeth shall dedicate adequate time and/or capacity at the Warehouse and QC Laboratory to enable the Technology Transfer and to conduct the Manufacturing Process; (d) Wyeth shall use its Commercially Reasonable Efforts to deliver Product meeting the warranties set forth in Section 7.1 hereof to Genentech for use by Genentech in completing the manufacture (e.g., filling, finishing and packaging) of its Herceptin product to be sold by Genentech in the United States or supplied by Genentech to Roche and its Affiliates for sale elsewhere in the Territory; and (e) Genentech shall purchase all such Product from Wyeth (subject to Section 5.4, up to the Annual Maximum Purchase Commitment).

            2.2       Exclusive Use of Facility. All activities conducted by Wyeth related to the manufacture of Product hereunder shall be conducted solely at the Facility. Wyeth shall use no other facility, other than the Facility, for the handling and storing of all Raw Materials, Genentech Proprietary Materials, Vessels and all Successful Batches awaiting shipment to Genentech, and Wyeth shall use its Commercially Reasonable Efforts to maintain the Warehouse such that during the Term it meets the applicable specifications for storage of Genentech Proprietary Materials, Vessels, Product and Raw Materials. Wyeth shall use no facility other than the QC Laboratory for testing of all Raw Materials, Genentech Proprietary Materials and in-process and finished Product without the prior written consent of Genentech.

ARTICLE  3.
MANAGEMENT OF PROJECT

            3.1       Management.

                        3.1.1      Executive Steering Committee.

                                  (a)      Formation. Within fifteen (15) days after the Effective Date, the Parties will establish an Executive Steering Committee (the "ESC") to provide oversight and decision-making support to the TOC and JPT (as those acronyms are defined below) and to manage Product manufacturing at the Facility. The ESC will be composed of two (2) representatives appointed by each of Wyeth and Genentech, with one (1) representative from each of Wyeth and Genentech having oversight for Quality. All such representatives will be officers of Genentech or Wyeth (or, in the case of Wyeth, any operating division of Wyeth or any of its Affiliates involved in the manufacture of the Product hereunder); provided, however, that no such representative shall also serve as a Party's representative on either the TOC or the JPT or be a Party's designated executive officer for dispute resolution pursuant to Section 23.2.1. Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party. The ESC will meet at least once each Calendar Quarter, or as otherwise agreed by the ESC or as necessary to make determinations as required of it under Section 4.8.2 and 5.1.1 in a prompt and timely manner, and will operate by unanimous decision of its members, except as expressly set forth herein. If the ESC is unable to unanimously resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 23.

                                  (b)      Function. In particular, the ESC is responsible for performing the following functions:

                                            (i)      Overseeing and monitoring the Technology Transfer and implementation of the Manufacturing Process at the Facility, and any changes to the foregoing approved or recommended by the TOC under Article 8;

                                            (ii)       Establishing and overseeing the governance structure for the manufacture of Product at the Facility;

                                            (iii)       Settling disputes or disagreements that are unresolved by an operating committee formed pursuant to the Transaction Agreements unless otherwise indicated in this Agreement;

                                            (iv)       making determinations as required of it under Sections 4.8.2 and 5.1.1 in a prompt and timely manner; and

                                            (v)       Performing such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

                        3.1.2      Technical Operations Committee.

                                  (a)      Formation. Within fifteen (15) days after the Effective Date, the Parties will establish a Technical Operations Committee (the "TOC") which is a Director-level, cross-functional body responsible for providing technical guidance and decision-making support to the Joint Project Team (the "JPT") (as described below), regarding manufacturing, process sciences, quality control or regulatory affairs issues (collectively, "Technical Issues") arising in the transfer of Technology and implementation of the Manufacturing Process and commercial manufacturing of Product at the Facility. The TOC will be composed of an equal number of at least three (3) representatives appointed by each of Wyeth and Genentech. Each Party will have one (1) vote on all matters within the TOC's technical purview. Such representatives will include Technical Product Managers/Leads, Directors of Quality Assurance and Regulatory, Director of Manufacturing, or other individuals with expertise and responsibilities in the same areas of manufacturing, process sciences, quality control or regulatory affairs. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. The TOC will meet at least once every two (2) calendar months, or as otherwise agreed by the TOC, as directed by the ESC or as required by the Transaction Agreements. The TOC will operate by unanimous decision of its members, except as expressly set forth herein. If the TOC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Section 3.1.6 below. Members of the JPT or the ESC shall not serve on the TOC.

                                  (b)      Function. In particular, the TOC is responsible for performing the following functions:

                                            (i)      Providing technical guidance on the overall Technology Transfer and manufacturing strategy for the manufacture of Product at the Facility, including strategies for licensure of the Facility for manufacture of Product;

                                            (ii)      Providing strategic and technical guidance to the JPT and the Joint Project Sub-Teams (the "JPST") (as described below), including reviewing and approving changes to the Technology Transfer Project Plan;

                                            (iii)      Conducting stage reviews as required by the Technology Transfer Project Plan with the JPT at appropriate milestones or completion of a sequence of events to ensure the Technology is being implemented appropriately and to review and approve (a) deliverables, and (b) next steps recommended by the JPT;

                                            (iv)      Reviewing and approving any requested changes to the Product Specifications, testing methods, Manufacturing Process, the Facility or the equipment used to manufacture Product, all in accordance with Article 8;

                                            (v)      Settling disputes or disagreements that are unresolved by the JPT; and

                                            (vi)      Surfacing disputes or disagreements to the ESC.

                        3.1.3      Joint Project Team.

                                  (a)      Formation. Within fifteen (15) days after the Effective Date, the Parties will establish a Joint Project Team (the "JPT"). The JPT shall be composed of an equal number of up to eight (8) representatives from the manufacturing, process sciences, quality control or regulatory affairs areas appointed by each of Wyeth and Genentech, and will be led by the Project Team Leaders from each of Wyeth and Genentech in accordance with Section 3.1.5 below. Project managers appointed by each of Wyeth and Genentech will support the JPT. Each representative will have one (1) vote on all matters within the JPT's purview, except such project managers, who will have no vote. To ensure continuity of information sharing and consistency of decision-making, each Party shall appoint its lead representative from each of the JPSTs to sit on the JPT and such other individuals with expertise and responsibilities in the same areas of manufacturing, process sciences, quality control or regulatory affairs as each

Party deems necessary. Either Party may replace any or all of its representatives on the JPT at any time upon written notice to the other Party. The JPT will operate by unanimous decision of its members, except as expressly set forth herein. If the JPT is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Section 3.1.6 below.

                                  (b)      Function. In particular, the JPT is responsible for performing the following functions:

                                            (i)      Determining the overall Technology Transfer and manufacturing strategy for the manufacture of Product at the Facility, including strategies for licensure of the Facility for the Product;

                                            (ii)      Planning, reviewing, monitoring, guiding, and managing the overall Technology Transfer Project and implementation of the Manufacturing Process per the Technology Transfer and manufacturing strategy;

                                            (iii)      Coordinating the activities of the Parties to ensure successful Technology Transfer, including providing timely decisions to the JPSTs and managing the technical aspects of the implementation of the Manufacturing Process;

                                            (iv)      Reporting to and consulting with the TOC, and keeping the ESC periodically informed of the progress of the Technology Transfer Project, status of Technical Issues and Operational Issues and implementation of the Manufacturing Process;

                                            (v)      Scheduling and conducting project and technical reviews with the TOC to solicit guidance on resolution of Technical Issues and Operational Issues;

                                            (vi)      Surfacing disputes or disagreements to the TOC and/or ESC, as appropriate;

                                            (vii)      Establishing, overseeing and managing the JPSTs;

                                            (viii)      Reviewing and recommending (to the TOC) changes to (a) the Technology Transfer Project Plan and (b) the Manufacturing Process and Facility changes recommended by the JPSTs; and

                                            (ix)      Settling disputes or disagreements that are unresolved by the JPSTs.

                        3.1.4      Joint Project Sub-Teams.

                                  (a)      Formation. The JPT will establish JPSTs for manufacturing, process sciences, quality control or regulatory affairs areas, and the following functional areas:  quality, process, QC/analytical, supply chain management, and regulatory. Each JPST may establish additional sub-teams responsible for specific technical areas who report to the respective JPST, for example the process JPST may establish separate cell culture and recovery sub-teams. The Joint Quality Team established under the Quality Agreement (the "JQT") shall be one of the JPSTs. Each JPST will be responsible for planning, organizing, managing, conducting, and completing the Technology Transfer steps and activities assigned to the particular JPST by the JPT. Each JPST representative will have one (1) vote on all matters within its purview and all decisions made by each JPST will require unanimous consent of all representatives. Either Party may replace any of its representatives on any JPST at any time upon written notice to the other Party. JPST members will be listed in the Technology Transfer Project Plan, but in general each JPST will be comprised of an equal number of representatives from the appropriate functional disciplines of Genentech and Wyeth.

                                  (b)      Function. In particular, the JPSTs are responsible for performing the following functions:

                                            (i)      Planning, reviewing, monitoring, guiding, and managing the functional activities of the Technology Transfer Project and implementation of the Manufacturing Process;

                                            (ii)      Coordinating the functional activities of the Parties to ensure successful Technology Transfer;

                                            (iii)      Reporting to and keeping the JPT periodically informed of the progress of the functional activities for the Technology Transfer Project;

                                            (iv)      Developing and reviewing functional recommendations with the JPT; and

                                            (v)      Surfacing disputes or disagreements to the JPT.

                        3.1.5      Appointment of Project Team Leader. Within fifteen (15) days after the Effective Date, each Party shall appoint a Project Team Leader (each, a "Project Team Leader") to act as the primary contact for such Party in connection with matters related to the implementation of the Manufacturing Process, in connection with activities to be performed under the Technology Transfer Project Plan and/or Commercial Production of the Product (as described in Articles 4 and 5 below). Each such Project Team Leader, unless otherwise mutually agreed, shall serve as the Genentech and Wyeth functional leaders of the JPT. The initial Project Team Leaders are:

            Genentech:  [*]

            Wyeth:  [*]

Notwithstanding anything to the contrary in this Article 3, the ESC shall have the right (i) to approve the appointment of the Project Team Leader of both Parties and (ii) to require a Party to replace its Project Team Leader, upon the ESC's request, and to review and approve the new Project Team Leader.

                        3.1.6      Decision-making.

                                  (a)      All decisions of the ESC, the TOC and the JPT, except as expressly set forth herein (including without limitation Sections 3.1.6(c) and (d) below), shall be made by the unanimous agreement of all of its members or their designated representatives, and shall be reflected in written meeting reports which summarily address topics discussed, delegation of work, schedules and decisions of such committee or team. Such written reports shall be subject to approval by the authorized representatives of the Parties; provided, however, that no operating committee herein may amend or waive any provision of this Agreement, including, without limitation, the Target Dates set forth in Section 4.2, the Milestones set forth in Section 6.3 or the financial terms set forth in Article 6, it being understood that this Agreement may be amended, and any provision of this Agreement may be waived, only by a written agreement signed by authorized officers of each Party that specifically states that the Parties are amending or waiving this Agreement.

                                  (b)      In the event that the JPT is unable, despite the good faith efforts of all members, to resolve within seven (7) business days a disputed issue that is within the purview of the JPT, the disputed issue shall be referred immediately by the JPT to the TOC. In the event the TOC is unable to resolve the disputed issue within an additional seven (7) business days, the disputed issue will be referred to the ESC. If the dispute cannot be resolved by the ESC within an additional ten (10) business days, the matter will be handled in accordance with Article 23 hereof.

                                  (c)      Notwithstanding anything to the contrary in this Agreement and/or the Quality Agreement, with respect to any disagreement over issues relating to quality, such issues shall be resolved as follows: each Party's Lead Quality Representative (as defined in the Quality Agreement) on the JPT, or their respective designees, will in good faith attempt to mutually resolve such disagreements in a timely fashion (but in any event, in no more than seven (7) business days after such issue is referred to the JPT). If the dispute cannot be resolved by the ESC within an additional (10) business days, the matter with be resolved in accordance with the dispute resolution provisions of Article 23 hereof.

                                  (d)       Subject to the foregoing provisions of this Section 3.1.6, the Project Team Leaders (or their respective designees) will in good faith attempt to mutually resolve in a timely fashion any disagreement with respect to the implementation of the Manufacturing Process which could reasonably affect Product quality (including any procurement, engineering, installation, scale-up, testing and validation of the equipment and systems and other modifications to the Facility required to implement the Manufacturing Process) and the manufacture of the Product, including without limitation the related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process testing, oversight of auxiliary facilities (e.g., in-process tests that need to be conducted at the labs), all start-up, registration and troubleshooting decisions, and any other matters relating to manufacturing the Product.

            3.2       Resolution of Operational Issues.

                        3.2.1      Identification of Operational Issues. Either Party shall have the right to raise an Operational Issue that it has identified or otherwise believes exists by having its Project Team Leader contact the other Party's Project Team Leader with a reasonably detailed description of the issue. Accordingly, each Party shall have the right to initiate the resolution process set forth below upon its good faith determination of or good faith belief in the existence of an Operational Issue.

                        3.2.2      Resolution of Operational Issues. Once an Operational Issue has been identified to the JPT through notice by either or both Project Team Leaders, the Project Team Leaders shall assign appropriate members of the JPT and/or the JPSTs to investigate, confirm and resolve any such Operational Issue(s) if such issue is not already the subject of such efforts; provided, however, that this resolution process excludes Batch-specific deviations and any quality disposition decisions related to specific Batches. Operational Issues that are deviations linked to specific Batches and the disposition of Product will be resolved in accordance with the procedures established pursuant to the Quality Agreement and will not be subject of the timeframes or decision-making process for resolution of Operational Issues under this Section 3.2.2. The resolution process for all other Operational Issues will require the Parties to work together in good faith to identify and solve any Operational Issue(s) that may arise during the Term in a timely and collaborative manner. This resolution process will also include a mutually agreed target period for resolution of each Operational Issue, such period not to exceed ninety (90) days from the date such Operational Issue is communicated in writing to the JPT or such longer period that (i) is reasonably necessary to resolve the Operational Issue and (ii) has been approved in writing by the ESC, such approval not to be unreasonably withheld or delayed by either Party's representatives on the ESC (in each case, the last day of such target period for resolution of an Operational Issue shall be referred to as the "Target Resolution Date"). If an Operational Issue is preventing substantial performance by either Party under this Agreement and remains unresolved for more than thirty (30) days after the Target Resolution Date, Genentech shall have the right to terminate this Agreement in accordance with Section 21.6. In addition, if an Operational Issue is preventing substantial performance by either Party under this Agreement and remains unresolved for more than sixty (60) days after the Target Resolution Date, Wyeth shall also have the right to terminate this Agreement in accordance with Section 21.6. The Parties agree and acknowledge that the existence of and/or a failure to resolve an Operational Issue in accordance with this Section 3.2 in and of itself shall not be deemed to be a breach of this Agreement; provided, however, that if a Party has failed to comply with the terms and conditions of this Section 3.2 and/or the terms and conditions of this Agreement in relation to an Operational Issue or resolution of an Operational Issue, a breach of this Agreement may have occurred. Subject to Sections 4.5 and 4.6 and Article 8, each Party shall be responsible for any costs and expenses incurred by it relating to the resolution of any Operational Issue.

            3.3       Genentech Personnel at the Facility.

                        3.3.1      Prior to Commercial Production. Pursuant to and as set forth in greater detail in the Technology Transfer Project Plan and Quality Agreement, in order to expedite the Technology Transfer and to coordinate, expedite and guide the Development Runs and Qualification Runs, Genentech shall have the right to have [*] Genentech personnel [*] with operational expertise and another with quality expertise) on-site at the Facility on a full-time basis during all operational hours prior to the start of Commercial Production; provided, however, that Genentech shall use its Commercially Reasonable Efforts to assign the same [*] individuals to represent Genentech for the duration of such period so as to minimize the total number of Genentech personnel that are on-site at Wyeth's facility during such period. In addition, Wyeth shall use its Commercially Reasonable Efforts to accommodate up to [*] additional Genentech personnel to be present in the Facility on a periodic or part-time basis; provided, however, that, absent Wyeth's request, Genentech shall use its Commercially Reasonable Efforts to minimize the total number of different Genentech personnel that are on-site at the Facility for the duration of such period so as to minimize the impact of their presence in the Facility on Wyeth's operations. Subject to Wyeth's approval, not to be unreasonably withheld or delayed, Genentech shall have the right to designate a reasonable number of additional Genentech personnel on-site at the Facility on a periodic or part-time basis at all times prior to the start of Commercial Production. All such personnel will coordinate closely with Wyeth in order to minimize the impact of their presence on other Wyeth operations. Unless otherwise agreed by Wyeth, such Genentech personnel shall have access only to those portions of Wyeth's Andover facility (including the Facility) reasonably related to the Technology Transfer, implementation of the Manufacturing Process, as well as cafeterias, designated office space and public areas. All Genentech personnel at the Facility shall comply with all Wyeth policies and procedures. In the event any Genentech personnel assigned to the facility fail to comply with any applicable Wyeth policy or procedure, Genentech, upon Wyeth's request, shall immediately replace such personnel.

                        3.3.2      After Commencement of Commercial Production. As further described in the Quality Agreement, Genentech shall have the right to have [*] Genentech personnel [*] with operational expertise and another with quality expertise) on-site at the Facility on a full-time basis during all operational hours following the start of Commercial Production to coordinate, expedite and guide the Commercial Runs and Wyeth's performance of its obligations under this Agreement; provided, however, that Genentech shall use its Commercially Reasonable Efforts to assign the same [*] individuals to represent Genentech for the duration of such period so as to minimize the total number of Genentech personnel that are on-site at Wyeth's facility during such period. In addition, Wyeth shall use its Commercially Reasonable Efforts to accommodate up to [*] additional Genentech personnel to be on-site at the Facility on a periodic or part-time basis; provided, however, that, absent Wyeth's request, Genentech shall use its Commercially Reasonable Efforts to minimize the total number of different Genentech personnel that are on-site at the Facility for the duration of such period so as to minimize the impact of their presence in the Facility on Wyeth's operations. Subject to Wyeth's approval, such approval not to be unreasonably withheld or delayed, Genentech shall have the right to designate a reasonable number of additional Genentech personnel to be present at the Facility during Commercial Production on a periodic or part-time basis. Unless otherwise agreed by Wyeth, such representatives of Genentech shall have access to all areas of the Facility as are relevant to the manufacture, storage and/or quality testing of the Product, as well as cafeterias, designated office space and public areas. All Genentech personnel at the Facility shall comply with all Wyeth policies and procedures. In the event any Genentech personnel assigned to the Facility fail to comply with any applicable Wyeth policy or procedure, Genentech, upon Wyeth's request, shall immediately replace such personnel.

                        3.3.3      Personnel Accommodations. With respect to any Genentech personnel assigned by Genentech to be present at the Facility, Wyeth shall provide at Wyeth's cost: (a) reasonable access to the Facility during all operational hours; (b) adequate on-site offices (at least one (1) dedicated office for the Genentech Project Team Leader, and such other offices or workstations for other Genentech personnel as are reasonably required by the Genentech personnel and to the extent available in excess of Wyeth's own needs), reasonable access to conference rooms (as necessary for meetings), parking facilities and toilet facilities; (c) reasonable access to and use of telephone, internet (but not Wyeth's intranet), facsimile and photocopying services; and (d) such other reasonable and customary business accommodations for such Genentech personnel as are necessary to perform any activities relating to the manufacture, storage and/or quality testing of the Product at the Facility.

                        3.3.4      Confidentiality. Genentech shall not assign any of its employees or representatives to visit or otherwise be present in any of Wyeth's facilities unless such employees or representatives are legally obligated to maintain the confidentiality of and limit their use of all Wyeth Confidential Information that is disclosed to them, or to which they otherwise have access to while in Wyeth's facilities or while otherwise performing any of Genentech's obligations or exercising any of Genentech's rights under any of the Transaction Agreements, under terms and conditions no less restrictive than those set forth in this Agreement. Genentech shall be responsible for the breach of any of the confidentiality or limitation of use obligations under this Agreement by any of its employees or representatives and shall take all actions necessary to prevent such breach or to remedy any such breach that occurs.

            3.4       Wyeth Personnel at Genentech's Facilities.

                        3.4.1      During Fall 2004 Campaign. In order to expedite the implementation of the Technology Transfer and to heighten Wyeth's understanding of the Manufacturing Process, Wyeth shall have the right to have

[*] Wyeth personnel on-site at [*]. These personnel may be on-site during all operational hours of Genentech's Fall 2004 campaign of the Manufacturing Process; provided, that such personnel shall not be allowed in such facility earlier than four (4) weeks after the beginning of such campaign. Wyeth shall use its Commercially Reasonable Efforts to minimize the total number of Wyeth personnel that are on-site at [*] provided, that Wyeth shall not assign more than [*] different individuals to be on-site at such facility during the campaign. All such Wyeth personnel shall coordinate closely with Genentech in order to minimize the impact of their presence in the facility on Genentech's operations. Unless otherwise agreed by Genentech, such Wyeth personnel shall have access only to those portions of [*] reasonably related to the conduct of the Manufacturing Process, as well as cafeterias, designated office space and public areas, and shall comply with all applicable Genentech policies and procedures. In the event any Wyeth personnel assigned to the facility fail to comply with any applicable Genentech policy or procedure, Wyeth, upon Genentech's request, shall immediately replace such personnel.

                        3.4.2      Personnel Accommodations. With respect to any Wyeth personnel assigned by Wyeth to be present at the [*] in accordance with this Section 3.4.2, Genentech shall provide at Genentech's cost: (a) reasonable access to the [*] during the times that the Manufacturing Process is being run; (b) adequate on-site offices (as reasonably required by the Wyeth personnel and to the extent available in excess of Genentech's own needs), reasonable access to conference rooms (as necessary for meetings), parking facilities and toilet facilities; (c) reasonable access to and use of telephone, internet (but not Genentech's intranet), facsimile and photocopying services; and (d) such other reasonable and customary business accommodations as the Wyeth personnel may request.

                        3.4.3      Confidentiality. Wyeth shall not assign any of its employees or representatives to visit or otherwise be present in any of Genentech's facilities unless such employees or representatives are legally obligated to maintain the confidentiality of and limit their use of all Genentech Confidential Information that is disclosed to them, or to which they otherwise have access to while in Genentech's facilities or while otherwise performing any of Wyeth's obligations or exercising any of Wyeth's rights under any of the Transaction Agreements, under terms and conditions no less restrictive than those set forth in this Agreement. Wyeth shall be responsible for the breach of any of the confidentiality or limitation of use obligations under this Agreement by any of its employees or representatives and shall take all actions necessary to prevent such breach or to remedy any such breach that occurs.

            3.5       No Relationship of Employees, Etc.

                        3.5.1      Genentech acknowledges and agrees that nothing in Section 3.3 shall be deemed to create any employment, agency or independent contractor relationship between Wyeth and any Genentech personnel, and that any Genentech personnel assigned to the Facility shall at all times remain employees of Genentech and as such, shall remain subject to the benefit plans and policies of Genentech and shall not be eligible to participate in any Wyeth benefit plan or policy. Genentech also acknowledges and agrees that it shall be responsible for all compensation payable to such personnel and for any tax payments or withholding with respect to such personnel. Genentech shall be liable for and shall defend, indemnify and hold Wyeth harmless from and against all actions taken by Genentech's personnel or any government agency or entity with respect to such Genentech personnel at Wyeth's Andover facility.

                        3.5.2      Wyeth acknowledges and agrees that nothing in Section 3.4 shall be deemed to create any employment, agency or independent contractor relationship between Genentech and any Wyeth personnel, and that any Wyeth personnel assigned to the [*] shall at all times remain employees of Wyeth and as such, shall remain subject to the benefit plans and policies of Wyeth and shall not be eligible to participate in any Genentech benefit plan or policy. Wyeth also acknowledges and agrees that it shall be responsible for all compensation payable to such personnel and for any tax payments or withholding with respect to such personnel. Wyeth shall be liable for and shall defend, indemnify and hold Genentech harmless from and against all actions taken by Wyeth's personnel or any government agency or entity with respect to such Wyeth personnel at the [*]

ARTICLE  4.
TECHNOLOGY TRANSFER;
MANUFACTURING PROCESS IMPLEMENTATION AND OPERATION

            4.1       Technology Transfer and Manufacturing Process Implementation. The Parties have jointly developed a Technology Transfer Project Plan that establishes the process and timeline for the transfer of Technology from Genentech to Wyeth and the implementation of the Manufacturing Process at the Facility. Pursuant to the LOI, the Parties have commenced, and pursuant to this Agreement, the Parties shall continue to transfer the Manufacturing Process for the Product and the Product Specifications to Wyeth. The Technology Transfer Project Plan sets forth the specific responsibilities of the Parties in connection with Technology Transfer and implementation of the Manufacturing Process at the Facility. The Technology Transfer Project Plan includes reasonable milestones for the transfer of Technology, exchange of information, and implementation of the Technology Transfer Project, reasonable schedules for achieving such milestones, and criteria for assessing the progress and success of the project as it progresses. Each Party shall be solely responsible for its own internal labor and overhead costs incurred in connection with the Technology Transfer Project.

            4.2       Commercially Reasonable Diligent Efforts; Cooperation. Wyeth shall use its Commercially Reasonable Diligent Efforts to meet those Wyeth obligations arising under the Transaction Agreements prior to the Sourcing Date in a timely manner and in accordance with the terms and conditions hereof; provided that Wyeth's responsibilities during the Technology Transfer are limited to Wyeth's obligations under the Transaction Agreements. In addition, Wyeth shall use its Commercially Reasonable Diligent Efforts to cooperate with and assist Genentech in its efforts to perform Genentech's obligations arising under the Transaction Agreements prior to the Sourcing Date. Genentech shall use its Commercially Reasonable Diligent Efforts to meet those Genentech obligations arising under the Transaction Agreements prior to the Sourcing Date in a timely manner and in accordance with the terms and conditions thereof; provided that Genentech's responsibilities during the Technology Transfer are limited to Genentech's obligations under the Transaction Agreements. Furthermore, Genentech is not responsible for and does not promise or guarantee to address issues not directly related to the Technology or the Technology Transfer. In addition, Genentech shall use Commercially Reasonable Diligent Efforts to cooperate with and assist Wyeth in its efforts to perform Wyeth's obligations arising under the Transaction Agreements prior to the Sourcing Date. [*]

            4.3       Target Dates. Each Party shall use its Commercially Reasonable Diligent Efforts to complete each of the following activities by the associated target date (each, a "Target Date"):

                        4.3.1      Mechanical Completion. The Target Date to complete the purchase, construction and installation of all equipment required in the Facility in order to manufacture the Product and to complete the Facility modifications (except installation of the HTST Skid), all in accordance with the Technology Transfer Project Plan ("Mechanical Completion") shall be [*]

                        4.3.2      Development Run Completion. The Target Date to complete the manufacture at commercial scale of [*] Development Runs in accordance with both Section 4.6 and the Technology Transfer Project Plan ("Development Run Completion") shall be [*]

                        4.3.3      Initial Qualification Run Completion. The Target Date to manufacture at commercial scale [*] Completed Qualification [*] ("Initial Qualification Run Completion") shall be [*].

                        4.3.4      Successful Qualification Batch Delivery. The Target Date for Wyeth to complete the disposition, according to the Quality Agreement, of [*] Successful Qualification Batches [*] including all appropriate data, records and reports related thereto, all in accordance with both Section 4.8 and the Technology Transfer Project Plan ("Successful Qualification Batch Delivery") shall be [*]

                        4.3.5      sBLA Data Delivery. The Target Date for Wyeth to complete the delivery to Genentech of both (i) all Manufacturing Data and Manufacturing Documentation generated through completion of all Qualification Batches needed to satisfy sBLA filing requirements described in the Technology Transfer Project Plan and Section 4.3.4 and (ii) Wyeth's review of and comment on all sBLA sections received on or before [*] ("sBLA

Data Delivery") shall be [*]

                        4.3.6      PAI Readiness. The Target Date to complete the manufacture at Commercial scale of [*] Successful Qualification Batches [*] including Wyeth Qualification Batch disposition according to the Quality Agreement and all appropriate Manufacturing Data and Manufacturing Documentation related thereto, all in accordance with both Section 4.8 and the Technology Transfer Project Plan (collectively, "PAI Readiness") shall be [*]

                        4.3.7      sBLA Filing. The Target Date for Genentech to file the sBLA with the FDA ("sBLA Filing") shall be [*]

                        4.3.8      FDA Approval. The Target Date to obtain FDA approval of the sBLA, thereby enabling sale of Product manufactured at the Facility ("FDA Approval") shall be [*]

                        4.3.9      Extension of Target Dates. In the event that Wyeth is unable to complete any of the foregoing activities required of Wyeth by the applicable Target Date and such failure is caused by Genentech's failure to timely perform any obligation required of it under any of the Transaction Agreements, which failure materially prevents or delays Wyeth from completing any of the foregoing activities required of Wyeth by the applicable Target Date(s), such Target Date(s) shall be extended for that number of days by which Genentech's failure to perform prevented or delayed Wyeth's performance of such activities.

            4.4       Delivery of Genentech Proprietary Materials. By no later than the applicable delivery deadlines set forth in the Technology Transfer Project Plan, Genentech shall deliver to Wyeth, [*] recurring shipments of (i) [*] and (ii) [*]. Genentech shall provide such Genentech Proprietary Materials in such quantities as are set forth in the Technology Transfer Project Plan and, once Commercial Production has commenced, in such quantities as are set forth in the Manufacturing Documentation, all in accordance with the production plan set by the JPT. [*]

            4.5       Changes to Technology Transfer Project Plan; Genentech Changes to the Manufacturing Process. Prior to the Sourcing Date, and subject to Section 3.1.6 hereof, the TOC shall have the authority to modify or supplement attachments and exhibits to the Technology Transfer Project Plan as necessary to ensure implementation of the Manufacturing Process in the Facility in a timely manner. In addition, prior to the Sourcing Date, subject to Section 8.5, Genentech may, in its sole discretion, modify the Manufacturing Process as it deems appropriate or useful to ensure implementation of the Manufacturing Process in the Facility in a timely manner, provided, however, that (i) Genentech shall not have the right to require Wyeth to modify the Manufacturing Process in a way that would, in Wyeth's reasonable judgment, violate any applicable laws or regulations or that would result in the infringement or practice of any Patent Right owned or Controlled by Wyeth, its Affiliates or any Third Party, provided that in the case where such a Patent Right would be infringed or practiced, Wyeth must notify Genentech of the existence of such Patent Right prior to the implementation of such modification by Wyeth, and (ii) [*] (i.e., above and beyond the costs of implementing the Manufacturing Process prior to such modifications) and such modifications shall not be implemented until the Parties mutually agree upon any revisions, if any, to the Target Dates specified in Section 4.3 that may be necessary as a result of such modifications. To the extent Genentech elects to make any modifications to the Manufacturing Process after the Sourcing Date, such modifications shall be subject to the provisions of Article 8.

            4.6       Modifications and Improvements to Facility. Except with respect to changes to the Manufacturing Process that are made by Genentech in accordance with Section 4.5 or any changes made in accordance with Section 8.1 or required by the FDA in accordance with Section 8.4, which changes shall be subject to either Section 4.5 or Article 8 as the case requires, [*] Genentech shall provide Wyeth with the Genentech Equipment specified in the Technology Transfer Project Plan, and all documentation regarding the design, operation, calibration, and maintenance thereof. [*]

            4.7       Development Runs.

                        4.7.1      Conduct of Development Runs. During the Technology Transfer, Wyeth shall use its Commercially Reasonable Diligent Efforts to conduct Development Runs at such size and in such quantity (subject to the remaining provisions of this Section 4.7) sufficient to produce [*] Completed Development Runs as set forth in the Technology Transfer Project Plan and to achieve Development Run Completion as quickly as possible using as few Development Run Starts as possible. The Parties agree and acknowledge that the [*] Development Run Starts initiated by Wyeth may conclude with the fermentation phase of the Manufacturing Process ("Fermentation Run Starts"), [*] Wyeth shall manufacture such Development Runs [*]. With respect to each Development Run, Wyeth shall perform in-process, comparability and release testing and analysis, as required by and in accordance with the Quality Agreement. Upon completion of each Development Run, Wyeth shall deliver to Genentech the complete documentation for such Run as required by the Technology Transfer Project Plan. Wyeth and Genentech shall collaboratively analyze all appropriate data pertaining to each Development Run to identify any anomalies or errors in each Development Batch and identify possible causes and solutions in order to apply such solutions to the next subsequent Development Run Start.

                        4.7.2      Additional Runs; Termination Rights. If Wyeth is unable to achieve [*] Completed Development Runs [*] Development Run Starts, Genentech shall either (i) terminate the Transaction Agreements in accordance with Section 21.5.1 or (ii) authorize Wyeth to commence up to [*] additional Development Runs Starts [*] Completed Development Runs. Genentech shall notify Wyeth, in writing, of its election within ten (10) business days after Genentech's receipt from Wyeth of an investigation report regarding the root cause(s) of the Development Run failures. If Genentech fails to notify Wyeth in such ten (10) business day period, Wyeth shall provide written notice to Genentech of such failure and Wyeth shall then have the right (at its sole discretion) to commence [*] additional Development Run Starts; provided, that if Wyeth does not elect to commence such additional Development Runs and Genentech has not terminated the Agreement within fifteen (15) days of such notice from Wyeth, Wyeth shall have the right to terminate the Agreement in accordance with Section 21.5.2. [*] Development Run Starts [*]. If Wyeth elects to commence additional Development Run Starts as provided above and still fails to achieve [*] Completed Development Runs [*] Development Run Starts as applicable based on Wyeth's election, either Genentech or Wyeth shall have the right to terminate the Transaction Agreements in accordance with Section 21.5.

                        4.7.3      Shipping. In order to test shipping and transfer procedures, Wyeth, at Genentech's expense, shall ship [*] of frozen Product resulting from a Completed Development Run to Genentech using a Vessel and in accordance with the delivery terms set forth in Section 5.8 hereof to test shipping logistics and validation. At Genentech's election, Genentech, to the extent permitted by applicable laws and regulations, may make whatever further use (other than use in humans) of the material from such Completed Development Run (including, without limitation, any Product therefrom) by having Wyeth deliver such Batches to Genentech at Genentech's cost and in accordance with the delivery terms set forth in Section 5.8 hereof or Genentech can direct Wyeth, at Genentech's cost, to dispose of the material from such Completed Development Runs.

            4.8       Qualification Runs.

                        4.8.1      Conduct of Qualification Runs. Genentech shall use its Commercially Reasonable Diligent Efforts to review and approve the deliverables specified in Section 4.6 above documenting the [*] Completed Development Runs and GMP Commissioning activities (including, without limitation, all required equipment and Facility qualifications and validations described in Section 12.3) in a manner that will enable Wyeth to adhere to the timeline of activities set forth in Section 4.3. Once Genentech has reviewed and approved such deliverables, Wyeth shall use its Commercially Reasonable Diligent Efforts to perform all required process validation obligations described in Section 12.3 and to commence the Qualification Runs. Subject to Section 4.8.2 below, Wyeth shall use its Commercially Reasonable Diligent Efforts to manufacture [*] enable licensure of the Facility for the Product [*]

                        4.8.2      Additional Runs; Termination Rights. If the ESC in good faith determines, based on the conduct of in-process testing of [*] Qualification Run Starts and the evaluation of the results of such in-process tests, that Wyeth is not likely to meet the [*] Qualification Run Starts, Wyeth shall be authorized to commence up to [*] additional Qualification Run Starts if and only if those additional Qualification Runs Starts would enable achievement of [*] Successful Qualification Batches [*]; such additional Qualification Runs Starts would not be authorized if [*] Successful Qualification Batches [*] would be mathematically impossible [*] Qualification Run Starts, and in such event, Genentech shall either (i) terminate the Transaction Agreements in accordance with Section 21.5.1 or (ii) authorize Wyeth to commence [*] additional Qualification Runs Starts to achieve [*]

Successful Qualification Batches [*] Genentech shall notify Wyeth, in writing, of its election within ten (10) business days after receipt of an investigation report from Wyeth regarding the root cause(s) of the Qualification Run failures. If Genentech fails to so notify Wyeth during such time period, Wyeth shall be deemed to have been authorized to commence [*] Qualification Run Starts. If Wyeth is authorized to conduct the [*] additional Qualification Runs and yet does not achieve [*] Successful Qualification Batches [*] Qualification Run Starts, Genentech shall either (i) terminate the Transaction Agreements in accordance with Section 21.5.1 or (ii) authorize Wyeth to commence [*] additional Qualification Runs Starts to achieve [*] Successful Qualification Batches [*]. Genentech shall notify Wyeth, in writing, of its election within ten (10) business days after receipt of an investigation report from Wyeth regarding the root cause(s) of the Qualification Run failures. If Genentech fails to so notify Wyeth during such time period, Wyeth shall be deemed to have been authorized to commence [*] additional Qualification Run Starts. If Genentech authorizes or Wyeth is deemed to be authorized to commence additional Run Starts in accordance with (ii) above, and Wyeth still fails to achieve [*] Successful Qualification Batches [*] from those additional Qualification Run Starts, either Genentech or Wyeth shall have the right to terminate the Transaction Agreements in accordance with Section 21.5. Notwithstanding the foregoing, if the ESC makes a good faith determination in accordance with Section 5.1.1 that the initial [*] Qualification Runs [*] but later determine [*] Qualification Runs, the Bonus Runs shall be deemed to be authorized, additional Qualification Runs for purposes of this Agreement.

                        4.8.3      Payment and Shipping of Qualification Batches. Wyeth shall provide all Qualification Batches and all documentation associated with each Batch to Genentech, at no other costs other than the cost specified in Sections 4.9, 5.8 and 6.6.2 and in accordance with Genentech's supply to Wyeth of the Genentech Proprietary Materials as provided in Section 4.4 and the delivery terms set forth in Section 5.8 hereof. Subject to FDA regulations, Genentech may make whatever further use of such Qualification Batches in the Territory, including, without limitation, any saleable Product therefrom, as it shall determine appropriate; provided, however, Genentech shall not sell or otherwise use in humans any Product from any Qualification Batch that is not a Successful Qualification Batch, was not manufactured in accordance with cGMP standards, or is otherwise not useable for such purposes.

            4.9       Materials, Suppliers and Inventory.

                        4.9.1      Raw Materials. A list of Raw Materials is included in the Technology Transfer Project Plan, which list may be amended from time to time by Genentech at its reasonable discretion in accordance with the change control provisions set forth in Article 8. Genentech will provide detailed "Raw Material Specifications" for each Raw Material on the Raw Material list during the Technology Transfer, as such Raw Material Specifications may be amended from time to time by Genentech in its reasonable discretion in accordance with the change control provisions set forth in Article 8. The Raw Material Specifications will include specifications for [*] for each Raw Material. [*]. [*] If Genentech enters into new supply contracts for Raw Materials used in the manufacture of the Product, then, during the Term, Genentech shall provide [*] the products and services provided thereunder [*]. Genentech shall provide Wyeth with [*] or if Genentech is not permitted to provide such [*] to Wyeth, Genentech shall provide Wyeth with a [*]; provided, further that Genentech shall use its Commercially Reasonable Efforts to secure the right to provide such [*] to Wyeth. [*] as provided for in the Quality Agreement; [*] such Raw Materials in the quantities reasonably necessary to fulfill Wyeth's obligations hereunder (including the maintenance of safety stock of all Raw Materials). [*] shall only be used for manufacture of the Product and for no other purpose, unless otherwise agreed in [*].

                        4.9.2      Raw Materials Management and Safety Stock. Wyeth shall, [*] use its Commercially Reasonable Efforts to [*], maintain and store such amounts of Raw Materials as reasonably required for the Development Runs described in Section 4.7, the Qualification Runs described in Section 4.8 and the Commercial Runs described in Article 5, each in accordance with the applicable Bill of Materials for each such Run. Such Bill of Materials shall be provided to Wyeth by Genentech. In addition, beginning at a time prior to Commercial Production to be determined with precision by the TOC, Wyeth shall, [*], use its Commercially Reasonable Efforts to [*], maintain and store a safety stock of Raw Materials sufficient to [*] Commercial Production. Wyeth will secure such Raw Materials and provide such procurement and management services with no additional mark-up or administrative fees; provided, however, that to the extent Wyeth is unable to [*] for Development Runs, Qualification Runs or Commercial Runs (with respect to the Commercial Runs, only to the extent that Genentech has excess inventory of such Raw Materials), Genentech shall provide such Raw Materials and components to Wyeth [*] and provided, further, that if Wyeth places orders for Raw Materials and components in accordance with the provisions of this Section 4.9.2 but [*] do not fill such orders, Wyeth shall have no liability in respect thereof (or for failing to make Run Starts as a result thereof) and shall be deemed to have satisfied its obligations under this Section 4.9.2. [*]. In addition, within fifteen (15) days after the end of each calendar quarter, Wyeth shall submit to Genentech a statement setting forth in reasonable detail the actual amounts of all Raw Materials actually used by Wyeth during such calendar quarter. During the thirty (30) day period after Wyeth submits such statement to Genentech, Wyeth and Genentech together shall review such statement and make adjustments to such schedule as are mutually agreed to by Wyeth and Genentech (such agreement not to be unreasonably withheld or delayed). [*]. For purposes of this Section 4.9, "Standard Bill of Materials Cost" means the Standard Cost multiplied by the Projected Usage (as those terms are defined in Section 4.9.5). Within thirty (30) days after the end of each Calendar Year (or more frequently as the Parties determine is necessary), Wyeth and Genentech shall mutually agree on a revised Standard Bill of Materials Cost (such agreement not to be unreasonably withheld or delayed) based on changes to either the Standard Cost, Bill of Materials or Projected Usage during such Calendar Year.

                        4.9.3      Raw Materials Testing. Wyeth shall use its Commercially Reasonable Efforts to perform testing and evaluation of the Raw Materials as required by the applicable Raw Material Specifications or Product Specifications and cGMP, and otherwise in accordance with the Technology Transfer Project Plan, the Quality Agreement and standard operating procedures to be agreed upon in writing by the Parties.

                        4.9.4      Inventory Management. Wyeth shall use its Commercially Reasonable Efforts to create and maintain a database for reporting of inventory information and demand forecasts for all Raw Materials (including Specialized Raw Materials) and Genentech Proprietary Materials. Wyeth shall provide Genentech's Materials Planning Department with detailed reports from this database [*] to enable Genentech to monitor Raw Materials and Genentech Proprietary Materials usage by Wyeth and plan for future requirements.

                        4.9.5      Standard Cost; Projected Usage. The standard cost for all Raw Materials [*] and Genentech's standard cost for all Genentech Proprietary Materials [*] (collectively, the "Standard Cost") shall be established [*]. The quantities of Raw Materials and Genentech Proprietary Materials required for each Run (including appropriate amounts of wastage) (the "Projected Usage") that will be used to establish the initial Budgeted Cost (as defined below) have been provided to Wyeth by Genentech prior to the Effective Date; provided, that the TOC shall have the right to evaluate and approve modifications to the amount(s) of wastage included in the Projected Usage based on Genentech's actual wastage of such materials in its conduct of the [*]

                        4.9.6      Excessive Use. [*]

                                  (a)      [*]

                                  (b)       [*]

                        4.9.7      Additional Materials. For the avoidance of doubt but subject to Article 8, during the Term, [*]

            4.10       Regulatory Matters. Genentech shall use its Commercially Reasonable Diligent Efforts to prepare, file, prosecute and maintain the sBLA. Wyeth shall use its Commercially Reasonable Diligent Efforts to timely provide reasonable assistance to Genentech for Genentech to obtain and maintain all Regulatory Approvals that are required for Wyeth to manufacture Product at the Facility and that are required for Genentech to market and sell Finished Product containing such Product in the Territory, including, without limitation, (i) Genentech's preparation, filing and maintenance of the sBLA, (ii) reasonably assisting with the preparation and review of the draft chemistry, manufacturing and controls sections of the sBLA, (iii) reasonably assisting Genentech in responding to requests and inquiries from the FDA prior to, during and after regulatory review periods, (iv) providing all data, records and reports reasonably requested by Genentech relevant to such FDA review periods, and (v) attending meetings with the FDA to the extent Genentech reasonably requests for Wyeth to participate given its unique knowledge or its status as manufacturer of Product under this Agreement. Wyeth personnel shall also prepare necessary materials related to the Facility in support of, and represent the Facility at, Genentech's preliminary meetings with the FDA to obtain information from the FDA as to the acceptability of the proposed approach for manufacturing Product at the Facility, Product validation (comparability) and licensure of the Facility. In addition, as of the date of PAI Readiness, Wyeth personnel shall have (i) prepared all materials related to the Facility necessary to support the PAI, (ii) trained all necessary personnel to perform their required responsibilities during the PAI and (iii) readied the Facility for the PAI. Wyeth shall lead the PAI of the Facility with Genentech's assistance and participation. [*] In addition, Genentech shall use its Commercially Reasonable Diligent Efforts to proactively respond to inquiries from all Regulatory Agencies other than the FDA to persuade such other Regulatory Agencies of the redundancy of additional inspections other than the PAI and cGMP inspections conducted by the FDA.

            4.11       Manufacturing Documentation. Genentech shall, by the relevant date that is set forth in the Technology Transfer Project Plan, as such date may be modified by the TOC, provide to Wyeth the Manufacturing Documentation described in the Technology Transfer Project Plan. Thereafter, from time to time and in accordance with the schedule set forth in the Technology Transfer Project Plan, Genentech shall provide to Wyeth such additional Manufacturing Documentation as Wyeth shall reasonably require in order to implement the Technology Transfer Project Plan and the Manufacturing Process and otherwise perform its obligations under this Agreement. [*] In accordance with the terms of the Technology Transfer Project Plan, Genentech and Wyeth shall agree on a reasonable process, systems, and tools for managing hardcopy documents, data, and other information during Technology Transfer and Commercial Production. Genentech and Wyeth shall mutually agree on reasonable written security procedures for safeguarding all Confidential Information.

ARTICLE  5.
COMMERCIAL PRODUCTION AND SUPPLY; DELIVERIES

            5.1       Commercial Production Ramp-Up. Except as set forth in this Section 5.1, Wyeth shall not conduct any Commercial Production prior to the Sourcing Date. [*]

                        5.1.1      Bonus Pre-Commercial Run Starts. If the ESC in good faith determines, based on the conduct of in-process testing of [*] and the evaluation of the results of such in-process tests, [*] Wyeth shall be authorized to start and to manufacture [*] Commercial Runs (the "Bonus Runs") [*]. Once such Bonus Runs are complete, Wyeth and the Facility shall be subject to the terms of Section 5.1.2 below.

                        5.1.2      [*]

                        5.1.3      Partial Commercial Production. Wyeth shall use its Commercially Reasonable Diligent Efforts to commence Run Starts [*]

                        5.1.4      Full Commercial Production. Wyeth shall use its Commercially Reasonable Diligent Efforts to ramp up the commercial run rate of the Facility from [*]. For the avoidance of doubt, Wyeth shall ramp up the run rate in its sole discretion and use Commercially Reasonable Diligent Efforts to have the Facility running at full Commercial Production by the Sourcing Date.

                        5.1.5      Production Issues. After Commercial Production has commenced, any change to the Manufacturing Process shall be made as set forth in Article 8 hereof and the Quality Agreement. Issues relating to the quality of Product shall be resolved in accordance with the Quality Agreement.

            5.2       Commercial Production. Following the Sourcing Date, Wyeth shall dedicate the [*] of the Facility exclusively to Commercial Production in accordance with the terms and conditions of this Agreement. [*] Notwithstanding the foregoing, Wyeth shall have no obligation to make any Run Starts after the expiration or earlier termination of this Agreement.

            5.3       Efforts, Targets and Requirements For Commercial Production.

                        5.3.1      Commercially Reasonable Efforts. Wyeth shall use its Commercially Reasonable Efforts to conduct Commercial Production as specified in this Agreement. Without limiting the foregoing, commencing on the Sourcing Date, Wyeth shall use its Commercially Reasonable Efforts to [*] and to make Successful Batches and deliver such Batches. If Wyeth fails to achieve a Success Rate in any full Calendar Year after the Sourcing Date equal to or greater than [*], the Parties shall initiate a review led by the Project Team Leaders to identify and resolve the manufacturing issues, if any, that may be impacting the success of the Manufacturing Process. If the Project Team Leaders determine that any such manufacturing issues exist, the Parties, through the Operational Issue resolution process provided for in Section 3.2, will collaborate to address and resolve such issues under the direction of the ESC. During such resolution process, Genentech will have the right to deploy a reasonable number of additional Genentech personnel at the Facility as mutually agreed to by the Parties, such agreement not to be unreasonably withheld or delayed, to ensure an increased level of coordination and oversight of the resolution of such manufacturing issues. [*].

                        5.3.2      Commercial Production Requirements. Within a reasonable period of time prior to the start of Commercial Production, Genentech may propose a checklist of requirements to be fulfilled and maintained by Wyeth using its Commercially Reasonable Efforts during the remainder of the Term, subject to and in accordance with Wyeth's rights and obligations under this Agreement. Such checklist and the substance of such requirements and any modifications thereto shall be subject to review and approval by the JPT, and such checklist may include, without limitation, that Wyeth use its Commercially Reasonable Efforts to ensure: (i) that the Facility is compliant with all federal, state and local regulations in effect in the United States; (ii) that, subject to the provisions of this Agreement, the Facility is outfitted with all tools, equipment and utility services necessary to perform Commercial Production; (iii) that, subject to the provisions of this Agreement, the Facility has been properly maintained and that any maintenance that is required to be performed on equipment and tools within the Facility has been performed prior to Commercial Production; (iv) that the Facility is reasonably staffed with supervisors, engineers, technicians, inspectors, and other personnel reasonably necessary, and with reasonable and sufficient technical expertise, to perform Commercial Production in accordance with the terms of this Agreement, including any quality testing of Product produced; (v) that the Facility is protected from contamination; and (vi) that, subject to the provisions of this Agreement, Wyeth has adequate stock of Raw Materials on hand to perform Commercial Production in accordance with the terms of this Agreement. To the extent reasonably practical, such checklist shall be consistent with Wyeth's standard operating procedures.

            5.4       Annual Maximum Purchase Commitment. [*].

            5.5       Management of Production Plans.

                        5.5.1      Production Plans. The JPT shall participate in a weekly meeting (or at such frequency as otherwise mutually agreed), in person or via telephone, to review and discuss production, supply and logistics operations for the next three (3) month period, including: (i) the dates or approximate dates on which Runs will start and be performed; (ii) dates or approximate dates for Wyeth's and Genentech's release of Product; (iii) size or approximate size of Batches; (iv) dates or approximate dates for delivery of Batches; (v) destination for shipment of Batches; and (vi) status of Batches undergoing investigation. All of the foregoing estimates and information shall be compiled into a "Production Plan" that shall be distributed to the entire JPT promptly after each such meeting and updated accordingly in subsequent meetings.

                        5.5.2      Delivery. Genentech and Wyeth will work together in good faith to determine delivery dates and a shipping schedule for deliveries of Product under this Agreement, and shall establish a written "Delivery Schedule" as a part of the Production Plan.

            5.6       Acceptance of Product. In accordance with the Quality Agreement and applicable standard operating procedures approved by both Parties, Wyeth shall deliver to Genentech samples of all Batches manufactured under this Agreement and the related Batch Records and other Manufacturing Data for each Batch. Upon receipt of such samples and documentation, Genentech shall use its Commercially Reasonable Efforts to perform testing and review of Manufacturing Data and samples (as appropriate) for each Batch [*]. Genentech shall use its Commercially Reasonable Efforts to initiate and conduct any Genentech quality investigation associated with such Batch in accordance with Genentech's applicable standard operating procedures as quickly as reasonably possible; provided that Genentech shall not be subject to any time limit for completing any such quality investigation. Subject to Genentech's right to reject a Batch as provided under Article 9 hereof, a Batch shall be deemed to have been accepted by Genentech (the "Acceptance") on the earlier of either (i) the date on which Wyeth receives written notice from Genentech that such Batch has been released by Genentech pursuant to applicable release testing standard operating protocols established pursuant to the Quality Agreement ("Release") or (ii) [*] days after Genentech's receipt of samples of such Batch together with the related Batch Record and other Batch documentation (the date determined in accordance with clause (i) or (ii), as the case may be, is referred to herein as the "Acceptance Date"). If any quality investigation remains open [*] after Genentech's receipt of samples of such Batch together with the related Batch Record and other Batch documentation, the Batch will be deemed to have been accepted on the Acceptance Date as set forth above, but such Batch will not be considered to be released unless Genentech's quality organization has notified Wyeth that it has released such Batch.

            5.7       Vessels. In accordance with the Production Plan developed pursuant to Section 5.5.1, Genentech, [*], shall procure and provide, in a timely manner, to Wyeth sufficient quantities of Vessels for shipment of Product by Genentech from Wyeth's Facility to Genentech's designated facility. Wyeth shall maintain such Vessels pursuant to the terms of the Quality Agreement. Title to such Vessels shall be retained by Genentech. Such Vessels shall be deemed to be "Portable Equipment" and shall be subject to Section 15.2 hereof. All Vessels supplied by Genentech shall be cleaned and shall have the proper fittings configured for use in the Facility prior to delivery thereof to Wyeth, and Wyeth shall be responsible for re-cleaning and sterilizing each Vessel prior to use in accordance with the Manufacturing Documentation and Wyeth's standard operating procedures. Genentech shall use its Commercially Reasonable Efforts to deliver Vessels to Wyeth on a delivery schedule established by the JPT and in accordance with the Production Plan (which plan shall require Genentech to deliver Vessels [*] prior to the date(s) set forth therein for commencing purification for any Batch); provided, however, that Wyeth shall notify Genentech [*] prior to commencing purification for any Batch if it has an insufficient number of Vessels for such Batch and, subject to Wyeth's providing such notice, Genentech shall be solely responsible for ensuring that a sufficient number of Vessels delivered as set forth above are delivered to Wyeth prior to the final purification step for any Batch to ensure their availability for the storage of Product upon completion of the final purification step for such Batch. Subject to Wyeth's providing notice as set forth in the proviso in the preceding sentence, in the event that Genentech fails to timely deliver a sufficient number of Vessels to Wyeth for the storage of Product upon completion of the final purification step for a Batch, such Batch shall be deemed to be a Successful Batch and to have been accepted by Genentech for purposes of Section 5.6 and Article 6 hereof as of the date Wyeth completes the final purification step despite the fact that such Batch is not filled into a Vessel. Additionally, Genentech shall reimburse Wyeth for all costs incurred by Wyeth in destroying any Product that cannot be stored due to Genentech's failure to deliver a sufficient number of Vessels to Wyeth in a timely manner; provided, however, that if Wyeth does not notify Genentech [*] to commencing purification of a Batch that it has an insufficient number of Vessels, such Batch shall not be deemed a Successful Batch if it is destroyed or is otherwise unsaleable as a result of improper storage, and Genentech shall have no obligation to reimburse Wyeth for any costs incurred in destroying any Product resulting from such Batch that Wyeth cannot store.

            5.8       Delivery Terms. Genentech shall undertake and arrange for shipment of Product [*] after the date of Release or, for Product that has not been Released, [*] after the Acceptance Date for such Product. Wyeth shall provide storage for such Product [*] during the period prior to shipment as set forth above. In the event Genentech's carrier fails to accept delivery of Product [*], as applicable, Wyeth shall have the right, at its sole discretion, to either destroy the Product upon fourteen (14) days prior notice to Genentech or store such Product to the extent adequate storage space is available in the Warehouse; provided, however, that Genentech shall reimburse Wyeth for the fully-absorbed cost of storing or destroying such Product [*]. On the agreed-upon shipment date, Wyeth shall deliver Product in a Vessel, suitably packed in agreed-upon shipping containers, [*] at the Facility loading dock for pick-up by Genentech's designated carrier (the "Designated Carrier"), [*] Prior to the delivery of any Product to the Designated Carrier, Genentech shall obtain all appropriate approvals and consents of any governmental authority necessary for the transportation or shipment of such Product. Wyeth shall comply with all applicable laws and regulations regarding the packaging of Product for shipment [*] Product resulting from Development Runs and Qualification Runs (see Sections 4.6 and 4.8 hereof) shall also be subject to the delivery terms set forth in this Section 5.8. [*]

            5.9       Storing and Packaging. Subject to Sections 5.7 and 5.8, Wyeth shall store and package the Product, [*], according to the Product Specifications and the Quality Agreement. With respect to each Batch, Wyeth shall not ship any Product to Genentech prior to the Acceptance Date for such Batch unless so directed in writing by Genentech.

ARTICLE  6.
FINANCIAL TERMS

            6.1       Signing Bonus. As consideration for the execution of this Agreement, Genentech shall pay Wyeth a one-time signing bonus of [*]

            6.2       Technology Transfer Assistance Fee. Genentech shall pay to Wyeth [*]

            6.3       Equipment Transfer. Genentech shall purchase and deliver to the Facility the Centrifuge, along with all manuals and documentation pertaining thereto, [*] Wyeth shall install, [*] and use the Centrifuge in the manufacture of the Product during the Term. [*]

            6.4       Milestones; Milestone Payments. For each milestone set forth in this Section 6.3 (each, a "Milestone") that Wyeth achieves by the respective Target Date described in Section 4.3, Genentech shall pay Wyeth the associated payment (each, a "Milestone Payment"). [*].

                        6.4.1      Completion of Milestone A: Mechanical Completion. Upon achievement of Mechanical Completion (see Section 4.3.1 for the applicable Target Date), Genentech shall be obligated to pay to Wyeth a Milestone Payment of [*]

                        6.4.2      Completion of Milestone B: Development Run Completion. Upon achievement of Development Run Completion (see Section 4.3.2 for the applicable Target Date), Genentech shall be obligated to pay to Wyeth a Milestone Payment of [*]

                        6.4.3      Completion of Milestone C: PAI Readiness. Upon achievement of PAI Readiness (see Section 4.3.6 for the applicable Target Date), Genentech shall be obligated to pay to Wyeth a Milestone Payment of [*]

            6.5       Completion of Successful Pre-Approval Inspection. On the date that Wyeth receives notice from the FDA or Genentech that the Facility successfully passed the PAI with no further follow-up items that will impact FDA Approval or re-inspection(s) required, [*]

            6.6       Conversion Fees; Invoicing.

                        6.6.1      Development Run Starts. For each Development Run Start (up to a maximum of [*] Development Run Starts), Genentech shall pay Wyeth a Conversion Fee equal to [*] Wyeth shall invoice Genentech for the Conversion Fee of each Development Run Start following the Run Start for that Development Run. [*]

                        6.6.2     Qualification Run Starts. For each of the first [*] Genentech shall be obligated to pay Wyeth a Conversion Fee equal to [*]

            6.7       Commercial Batches.

                        6.7.1      Start Fees. For each Commercial Run Start commenced by Wyeth during the Term [*] Commercial Run Starts per Calendar Year), including Run Starts for Bonus Runs commenced pursuant to Section 5.1.1, Genentech shall pay Wyeth [*]

Calendar Year	Applicable Start Fee per Commercial Run Start
2005 + 2006	[*]
2007	[*]
2008	[*]
2009	[*]

[*]

                        6.7.2      Success Fees. Except as otherwise expressly set forth in this Agreement, for each Successful Commercial Batch [*]

            6.8       Invoicing Genentech for Batches and Start Fees.

                        6.8.1      Batches.

                                  (a)      Wyeth may invoice Genentech for the Conversion Fee for each Development Run (as per Sections 4.7 and 6.6.1) on or after the Run Start for each Development Run.

                                  (b)      Wyeth may invoice Genentech for the Conversion Fee for each Qualification Run (as per Sections 4.8 and 6.6.2) on or after the Run Start for each Qualification Run.

                                  (c)      Wyeth may invoice Genentech for the balance of the Conversion Fee due for each Commercial Batch (up to the Annual Maximum Purchase Commitment in each Calendar Year and subject to Sections 5.1, 5.3 and 5.4) on or after the Acceptance Date of such Commercial Batch. Each such invoice shall reference the Batch Number, Batch Record, the Acceptance Date, the Start Fee, the Success Fee and the total Conversion Fee for such Batch. With respect to those Batches for which Wyeth has previously invoiced a Start Fee, Wyeth shall only invoice Genentech for the Success Fee (the Conversion Fee less the Start Fee) and indicate previous invoicing and the status of payment of the Start Fee on the invoice.

                        6.8.2      Start Fees. For amounts owed under Sections 6.7, Wyeth may submit invoices to Genentech on or after the date of each Run Start. Such invoices shall reference the Batch Number, the total Conversion Fee for the Batch and the Start Fee for the Run Start.

            6.9       Payment Method. All amounts owed under invoices (except as set forth below) shall be due and payable in United States currency within [*] days after the invoice date for all invoices for Success Fee payments or (ii) [*] days after the invoice date for all other payments, [*] In the event that a Party believes, in good faith, that any portion of an invoice issued hereunder by the other Party is incorrect or otherwise inaccurate, the Party questioning such invoice shall, no later than the applicable due date for payment of that invoice (i) issue a written notice to the other Party describing in reasonable detail the nature of the dispute and (ii) pay any undisputed portion of such invoice. Upon receipt of such notice, the Parties shall use their respective Commercially Reasonable Efforts to resolve such dispute within fifteen (15) days after such notice; provided, that if the Parties are unable to resolve such dispute, it shall be handled in accordance with Article 23. All payments due hereunder shall be made by wire transfer from a bank in the United States in immediately available funds to a bank in the United States designated in writing by the Party to receive payment. All payment amounts set forth herein are in United States dollars and all payments hereunder shall be made in United States dollars. [*]

6.10 Audit.

                                  (a)       For at least three (3) years after final payment under this Agreement, Wyeth shall maintain complete and accurate books, records, documents, and other evidence of Raw Materials usage, the Run Starts and Commercial Production of Product made pursuant to this Agreement (for purposes of this Section 6.10, hereinafter collectively called "Wyeth Production Records"). Prior to the end of such three (3) year period, Genentech, acting through its independent public accountants of recognized national standing selected by Genentech and reasonably acceptable to Wyeth, shall have a right at its own expense to examine and audit such Wyeth Production Records at those Wyeth facilities where such Wyeth Production Records are kept once per Calendar Year, upon at least thirty (30) days' prior written notice. Wyeth may require any such accountant to sign a non-disclosure agreement prior to the audit.

                                  (b)      For at least three (3) years after final payment under this Agreement, Wyeth shall maintain complete and accurate books, records, documents, and other evidence of costs, expenses and allowances for which Wyeth may be entitled to payment or reimbursement under Section 4.5, Section 4.9 or Article 8 (for purposes of this Section 6.10, hereinafter collectively called "Wyeth Financial Records"). Prior to the end of such three (3) year period, Genentech, acting through its independent public accountants of recognized national standing selected by Genentech and reasonably acceptable to Wyeth, shall have a right at its own expense to examine and audit such Wyeth Financial Records at those Wyeth facilities where such Wyeth Financial Records are kept once per Calendar Year, upon at least thirty (30) days' prior written notice. Wyeth may require any such accountant to sign a non-disclosure agreement prior to the audit.

                                  (c)      For at least three (3) years after final payment under this Agreement, Genentech shall maintain complete and accurate books, records, documents, and other evidence of costs, expenses and allowances for which Genentech may be entitled to payment or reimbursement under Section 4.9 or Article 9 or Article 11 (for purposes of this Section 6.10, hereinafter collectively called "Genentech Financial Records"). Prior to the end of such three (3) year period, Wyeth, acting through its independent public accountants of recognized national standing selected by Wyeth and reasonably acceptable to Genentech, shall have a right at its own expense to examine and audit such Genentech Financial Records at those Genentech facilities where such Genentech Financial Records are kept once per Calendar Year, upon at least thirty (30) days' prior written notice. Genentech may require any such accountant to sign a non-disclosure agreement prior to the audit

ARTICLE  7.
MANUFACTURER WARRANTIES

            7.1       Product Warranties by Wyeth. With respect to each Batch from a Qualification Run or Commercial Run that is shipped to Genentech, Wyeth hereby warrants to Genentech that, as of the earlier of (a) the time of delivery of such Batch to Genentech's Designated Carrier or (b) sixty (60) days after the Acceptance Date related thereto (in either case, the "Warranty Date"), such Batch:

                        7.1.1      conforms to the Product Specifications existing as of the time of the inoculation of the [*] bioreactor for such Batch (or such earlier time as may be appropriate in the event that there are any modifications to those portions of the Manufacturing Process occurring prior to the inoculation of the [*] bioreactor or which require changes to the materials used (or specifications therefor) prior to the inoculation [*] bioreactor);

                        7.1.2      was manufactured in compliance with the requirements of cGMP;

                        7.1.3      was manufactured in compliance with the requirements of all applicable material federal, state and local laws, ordinances and governmental rules and regulations of the United States;

                        7.1.4      was manufactured in compliance with Wyeth's applicable standard operating procedures;

                        7.1.5      was manufactured in compliance with the Quality Agreement; and

                        7.1.6      is being transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of Wyeth, its Affiliates or their respective agents.

ARTICLE  8.
SPECIFICATION AND MANUFACTURING PROCESS CHANGES

            8.1       Genentech Requested Changes to Product Specification and Manufacturing Process. Except as otherwise expressly set forth to the contrary in the Quality Agreement or Section 4.5 of this Agreement, in the event that Genentech is required, or desires, to change the Product Specifications, testing methods or the Manufacturing Process after the Sourcing Date, Wyeth shall use its Commercially Reasonable Efforts to accommodate such request to the extent doing so would not have a direct and material adverse impact on any other product manufactured or to be manufactured by Wyeth at its Andover, Massachusetts facility, provided that the foregoing is subject to the provisions of Section 8.5. Genentech shall be responsible for all costs incurred by either Party or its Affiliates in connection with making any such changes and shall reimburse Wyeth for all such costs (on a fully-absorbed basis) [*] after Wyeth submits an invoice to Genentech for such costs.

            8.2       Wyeth Requested Changes to Product Specification and Manufacturing Process Changes. Notwithstanding anything to the contrary in this Agreement and/or the Quality Agreement, Wyeth shall not change the Product Specifications, testing methods or the Manufacturing Process except with Genentech's prior written consent, which consent shall not be unreasonably withheld or delayed, provided that the foregoing is subject to the provisions of Section 8.5. Any Wyeth-requested changes that are approved by Genentech shall be in accordance with the Quality Agreement and standard operating procedures (i.e., change control procedures) agreed upon in writing by Genentech and Wyeth from time to time. Genentech shall retain the right and responsibility for final approval of any changes to the Manufacturing Process, testing methods, facilities, and equipment used to manufacture the Product or the specifications for the Product. Wyeth shall be responsible for all costs incurred by Wyeth in implementing a change requested by Wyeth in accordance with this Section 8.2.

            8.3       Wyeth Requested Changes to Shared Facilities. For facilities, warehouses, utilities, and equipment that Wyeth utilizes for both the Product and other products, Wyeth shall inform Genentech of any revisions or changes to these facilities, warehouses, utilities, or equipment that may impact the Product, and, in such event, Wyeth shall not make any revisions or changes to these facilities, warehouses, utilities, or equipment without prior written approval of Genentech, such approval not to be unreasonably withheld or delayed, provided that the foregoing is subject to the provisions of Section 8.5. Any such revisions or changes, once approved, shall be implemented by Wyeth in accordance with the Quality Agreement and standard operating procedures (i.e., change control procedures) agreed upon in writing by Genentech and Wyeth from time to time. Wyeth shall be responsible for all costs incurred by Wyeth in implementing a revision or change to these facilities, warehouses, utilities, or equipment requested by Wyeth. In the event that Wyeth desires to revise or change any facilities, warehouses, utilities, or equipment at Wyeth's Andover, Massachusetts facility and such revision or change could reasonably be expected to impact the manufacture, storage, testing or shipment of Product by Wyeth at the Facility, Wyeth shall provide advance written notice to Genentech of any such revisions or changes sufficiently in advance of the implementation of such revisions or changes so as to enable (i) Genentech to review and provide comments on such revisions or changes and (ii) the Parties to make any necessary adjustments to the manufacture, storage, testing or shipment of Product by Wyeth at the Facility.

            8.4       FDA Requested Changes.

                        8.4.1      Facility Related. If the FDA requests or requires that a change be made in the Facility or the utilities or equipment used to manufacture the Product or if changes to the Facility or the utilities or equipment used to manufacture the Product are required in order to comply with applicable laws or regulations (including, without limitation, cGMP), in each of the foregoing cases, which changes are not Product specific (i.e., the changes must be made regardless of the product being manufactured in the Facility), Wyeth, subject to Section 8.5, shall use its Commercially Reasonable Efforts to make such changes in accordance with the Quality Agreement and standard operating procedures (i.e., change control procedures) agreed upon in writing by Genentech and Wyeth from time to time. Such changes shall be subject to Genentech's approval, which approval shall not be unreasonably withheld or delayed. Wyeth shall be responsible for all costs incurred by Wyeth in connection with making any such change(s).

                        8.4.2      Process or Product Related. If the FDA requests or requires that a change be made in the Manufacturing Process, the Product Specifications or the Facility, utilities or equipment used to manufacture the Product (solely to the extent such facility, utility or equipment change is Product specific), or if changes to the Manufacturing Process, Product Specifications or the Facility, utilities or equipment used to manufacture the Product (solely to the extent such facility, utility or equipment change is Product specific) are required in order to comply with applicable laws or regulations, Wyeth, subject to Section 8.5, shall use its Commercially Reasonable Efforts to make such changes in accordance with the Quality Agreement and standard operating procedures (i.e., change control procedures) agreed upon in writing by Genentech and Wyeth from time to time. Such changes shall be subject to Genentech's approval, which approval shall not be unreasonably withheld or delayed. Genentech shall be responsible for all costs incurred by either Party or its Affiliates in connection with making any such changes and shall reimburse Wyeth for all such costs (on a fully-absorbed basis) [*] after Wyeth submits an invoice to Genentech for such costs.

            8.5       Process for Making Requested Changes.

                        8.5.1      Notice and Review. With respect to any change requested in accordance with Sections 8.1, 8.2, 8.3 or 8.4, the Party requesting the change (or the Party that receives a request from the FDA to make a change) shall promptly advise the other Party, in writing, of any such requested change(s), and provide all information reasonably necessary to the other Party to evaluate the effect of and possible means for implementing such requested change(s). The TOC (drawing on any necessary assistance it requires from the JPT or any JPSTs) shall promptly advise the ESC as to (i) the most efficient and least impactful manner to accomplish such requested change (making full use of any scheduled shutdowns of the Facility to the extent possible) and (ii) any revisions to the Technology Transfer and/or Commercial Production schedules that may result from such change(s). The notification and approval procedure shall be in accordance with the change control procedures established pursuant to the Quality Agreement and standard operating procedures agreed upon by the Parties from time to time. Following completion of the evaluation procedure established pursuant to the Quality Agreement, the Parties shall hold a JPT meeting in a timely manner with appropriate advisors invited to discuss implementing such changes as appropriate.

                        8.5.2      Excessive Downtime. If the TOC, in evaluating a requested change, determines that (i) the time to implement such change would require [*] of Facility downtime (if the requested change would be made prior to Commercial Production) or (ii) the time to implement such change would require [*] of Facility downtime (if the requested change would be made during Commercial Production), the Party requesting such change shall have the right to either (a) withdraw the request, (b) resubmit a modified version of the requested change to the TOC for reevaluation or (c) confirm that such requested change is necessary and submit such requested change to the non-requesting Party for consideration. Notwithstanding any provision to the contrary, if the non-requesting Party is presented with a requested change in accordance with (c) above, the non-requesting Party shall, within ten (10) business days after receipt of the request, either agree to such requested change or provide notice of termination of this Agreement in accordance with Section 21.7. In the event that the requested change originated with the FDA, the terms of this Section 8.5.2 shall still apply, but in such event, either Party shall have the right to terminate this Agreement in accordance with Section 21.7.

                        8.5.3      Adjustments to Agreements. Prior to implementation of any Genentech or FDA requested change(s) to the Product Specifications, Manufacturing Process, the Facility, or equipment or utilities used to manufacture the Product, the Parties agree to negotiate in good faith in an attempt to reach agreement on (i) any increases in the Conversion Fee for any Product manufactured under this Agreement by Wyeth that directly result from such material change, giving due consideration to the effect of such material change on Wyeth's direct manufacturing costs for Product, and (ii) any other amendments to this Agreement or any of the other Transaction Agreements which may be necessitated by such material changes.

                        8.5.4      Costs. Prior to implementation of any Genentech or FDA requested change(s), Wyeth will provide Genentech with an estimate of the reasonable and necessary expenses that would be incurred by Wyeth as a result of the implementation of any such change(s) to the Product Specifications, Manufacturing Process, the Facility, or equipment or utilities used to manufacture the Product, including, without limitation, its validation and analytical development costs, and capital expenditure costs. If such change(s) are implemented, Genentech will reimburse Wyeth for the reasonable and necessary expenses as agreed upon in advance and incurred by Wyeth as a result of any such change(s) to the Product Specifications, Manufacturing Process, the Facility, or equipment or utilities used to manufacture the Product, including, without limitation, reimbursing Wyeth for its additional validation and analytical development costs and capital expenditure costs with no additional mark-up or administrative fees.

                        8.5.5      Implementation. Wyeth shall promptly make those changes described in this Section 8.5; provided, that Wyeth shall have no obligation to make any such change where doing so would, in Wyeth's reasonable judgment, violate any applicable laws or regulations or that would result in the infringement or practice of any Patent Right owned or Controlled by Wyeth, its Affiliates or any Third Party, provided that in the case where such a Patent Right would be infringed or practiced Wyeth must notify Genentech of the existence of such Patent Right prior to the implementation of such modification by Wyeth. Wyeth shall cooperate with Genentech in good faith to implement all agreed upon changes to the Product Specifications or Manufacturing Process in accordance with the agreed upon schedule. During the pendency of Wyeth implementing any such changes to the Manufacturing Process, Product Specifications, the Facility, or equipment or utilities used to manufacture the Product, Wyeth, to the extent possible in light of the changes being made, shall, at Genentech's written request, produce and Genentech shall purchase Product in accordance with the terms of this Agreement and the Manufacturing Process, Product Specifications, the Facility, or equipment or utilities used to manufacture the Product in effect immediately prior to the implementation of such change, and Genentech shall pay such invoice in accordance with Section 6.9.

                        8.5.6      Raw Materials. If any such changes to the Product Specifications, Manufacturing Process, the Facility, or equipment or utilities used to manufacture the Product, renders obsolete or unusable any Raw Materials, components or supplies used to manufacture the Product, and to the extent such materials may not be returned to the appropriate vendor for a credit, Wyeth shall either destroy or deliver to Genentech, at Genentech's sole option and expense, that amount of inventory of such Raw Materials (for which Genentech has reimbursed Wyeth or remains obligated to reimburse Wyeth), components or supplies, as the case may be, so rendered obsolete or unusable, not to exceed the amount of such Raw Materials, components or supplies which would have been reasonably required for Wyeth to maintain in inventory (including, without limitation, any safety stock) in order to meet its obligations to manufacture and supply Product under this Agreement. Wyeth shall invoice Genentech for Wyeth's cost of all such Raw Materials rendered obsolete or unusable upon destruction or delivery of such Raw Materials and Genentech shall pay such invoice in accordance with Section 6.9.

            8.6       Vendor or Supplier Changes. Notwithstanding anything to the contrary in this Agreement and/or the Quality Agreement, Wyeth shall not change any vendor or supplier of Raw Materials or analytical reagents used in the manufacture or testing of Product except with Genentech's prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE  9.
NON-CONFORMING PRODUCT

            9.1       Notice of Non-Conformance.

                        9.1.1      In the event that Genentech, in good faith, reasonably determines through review of Batch Records and other Manufacturing Data provided by Wyeth and/or testing of the Product by Genentech that a Batch from a Qualification Run or Commercial Run is Non-Conforming Product, Genentech may reject such Batch on the grounds that such Product is Non-Conforming Product by giving written notice thereof to Wyeth [*] after samples of such Product are delivered to Genentech for testing in accordance with Section 5.6.

                        9.1.2      In the event that, after the Acceptance Date, Genentech determines, in good faith, that any Batch from a Qualification Run or Commercial Run is determined to have been Non-Conforming Product as of the Warranty Date, and the cause of such non-conformance as of the Warranty Date is not a Pre-existing Defect, Genentech may reject such Batch by giving prompt notice thereof to Wyeth, [*] after the Warranty Date for such Batch.

                        9.1.3      In the case of any rejection under Section 9.1.1 or 9.1.2 above, the notice of rejection shall state with particularity all of the reasons for such rejection and specify the manner in which such Product is alleged to be Non-Conforming Product and shall be accompanied by any test results or reports evidencing such non-conformity. Alternatively, rather than initially issuing a notice of rejection under Section 9.1.1 above, Genentech may give written notice to Wyeth within the time period set forth in Section 9.1.1 above of a Genentech decision to investigate whether a Batch is potentially non-conforming, which notice shall include, for Wyeth's review and comment, a written plan for investigating and resolving such potential non-conformance, which investigation shall be completed in accordance with the procedures established pursuant to the Quality Agreement. For the sake of clarity, Genentech shall not have the right to reject any Batch and require Wyeth to refund any Success Fee if such Non-Conforming Product is non-conforming due to any action or omission of Genentech or its employees or agents or Genentech's Designated Carrier after delivery of such Product to Genentech's Designated Carrier.

            9.2       No Wyeth Liability. After rejection of a Batch or Batches in accordance with Section 9.1.1 or 9.1.2, if it is determined by agreement of the members of the JQT (or in the absence of such agreement, by a mutually acceptable qualified independent Third Party whose fees shall be paid by the non-prevailing Party) that either (i) an alleged Batch (or Batches) of Non-Conforming Product was not in fact Non-Conforming Product as of the Warranty Date, or (ii) an alleged Batch (or Batches) of Non-Conforming Product was in fact Non-Conforming Product as of the Warranty Date and such non-conformity was not caused by Wyeth (or its agents) but by a Pre-existing Defect, then Wyeth shall have no liability to Genentech with respect thereto, and Genentech shall pay to Wyeth [*] after such determination the Conversion Fee and/or Success Fee (as applicable) for such Product, if not already paid.

            9.3       Wyeth Liability; Replacement of Product. Subject to Section 9.2, if Genentech has provided the notice as and when required under Section 9.1.1 or 9.1.2, as the case may be, and it is determined that Wyeth is responsible for such non-conformance, at Genentech's written request, Wyeth shall use its Commercially Reasonable Efforts to replace such Non-Conforming Product as soon as practicable with conforming Product, and Wyeth shall promptly and in any event [*] credit to Genentech the amount of the Success Fee, if any, previously paid by Genentech to Wyeth for such Non-Conforming Product, such credit to be applied on the next invoice submitted by Wyeth to Genentech, and Genentech shall pay the Conversion Fee (including the Start Fee and Success Fee) for the replacement Product.

            9.4       Cooperation in Investigations, Disposition of Non-Conforming Product. If Genentech desires to make a claim against Wyeth with respect to and reject a Batch of Non-Conforming Product pursuant to Section 9.3, Genentech agrees that it shall not dispose of or allow such Product to be disposed of without written prior notification to Wyeth. Disposition of Non-Conforming Product shall be determined in accordance with the provisions of the Quality Agreement. If any rejected Product is disposed of by or on behalf of Genentech prior to completion of all investigations and final determination as to whether or not such Product is Non-Conforming Product in accordance with this Article 9, Genentech shall be deemed to have waived all rights under this Article 9 with respect to such Product and shall be deemed to have accepted such Product for purposes of Section 5.6 and the payment provisions of this Agreement.

ARTICLE  10.
MANUFACTURING AUDITS; CERTIFICATE OF COMPLIANCE;
AND REGULATORY MATTERS

            10.1       Audits of Facility.

                        10.1.1      During Technology Transfer. During Technology Transfer and in support of Technology Transfer activities, including the PAI, Genentech shall have the right, at its own cost, to conduct [*] cGMP compliance audits of the Facility and the pertinent records maintained by Wyeth in connection with the conduct of the Manufacturing Process and the manufacture of Product, all in accordance with the Technology Transfer Project Plan and pursuant to the Quality Agreement. Such cGMP audits shall be conducted upon Genentech's request and with reasonable prior written notice to Wyeth to permit Wyeth to support said cGMP audits. In addition, Genentech shall have the right, at its own cost, to perform, directly or through its representatives, For Cause Audits and additional follow-up audits that are reasonably necessary as a result of the findings of any of the foregoing audits, all in accordance with the Technology Transfer Project Plan and pursuant to the Quality Agreement. During such audits, personnel of Genentech or its representatives shall have access only to all public areas (including the cafeteria) and those areas that are directly related to the performance of Wyeth's obligations under this Agreement, including the manufacture, testing, storage and shipping of Product. Any such audits shall be during Wyeth's normal business hours on dates mutually agreed to by the Parties.

                        10.1.2      During Commercial Production. During Commercial Production, Genentech shall have the right, at its own cost, to perform, directly or through its representatives, a cGMP compliance audit [*] as well as For Cause Audits and additional follow-up audits that are reasonably necessary as a result of the findings of any of the foregoing audits, all in accordance with the Quality Agreement. During such audits, personnel of Genentech or its representatives shall have access only to all public areas (including the cafeteria) and those areas that are directly related to the performance of Wyeth's obligations under this Agreement, including the manufacture, testing, storage and shipping of Product. Any such audits shall be during Wyeth's normal business hours on dates mutually agreed to by the Parties.

                        10.1.3      Security Audit. Upon Genentech's request and with reasonable prior written notice to Wyeth to permit Wyeth to support such audit, Genentech shall have the right, at its own cost, to conduct a security audit of the Facility and the pertinent records maintained by Wyeth in connection with the security procedures of the Facility, prior to the start of the first Qualification Run. Such audit shall be during Wyeth's normal business hours on dates mutually agreed to by the Parties.

                        10.1.4      Audit Reports. The conduct of any audit under this Section 10.1 and any findings of such audit (excluding information not generated in the conduct of such audit) shall constitute Genentech's Confidential Information, and accordingly the Parties agree that both the conduct of any audit and any findings of such audit are subject to Article 19. Genentech shall provide copies of such findings to Wyeth promptly following completion of the audit.

                        10.1.5      Personnel. Genentech shall be responsible for the actions of its employees, agents or representatives involved in conducting any audit of Wyeth's facilities while they are in such facilities or are otherwise on Wyeth's property. Genentech shall not assign any employee, agent or representative to conduct an audit unless such employee, representative or agent is legally obligated to maintain the confidentiality of and limit their use of Wyeth's Confidential Information under terms and conditions no less restrictive than those set forth in this Agreement.

            10.2       Certificates; Manufacturing Issues; Records.

                        10.2.1      Certificates; Manufacturing Issues. Within [*] after completion of manufacture, testing and Wyeth's disposition of a Batch (including review of records by Wyeth), unless otherwise agreed by Genentech, Wyeth shall furnish to Genentech the Batch Records and Wyeth's release documentation described in the Quality Agreement, including, without limitation, a Certificate of Analysis, a Certificate of Compliance and a summary (in a format to be agreed upon by Genentech and Wyeth) of any deviations or investigations that occurred during the manufacturing or testing of the Product that is part of such shipment. Subject to Section 5.6 hereof, the provisions set forth in the Quality Agreement regarding deviations shall control whether a deviation results in Non-Conforming Product.

                        10.2.2      Records. Wyeth shall maintain all of its manufacturing and analytical records, all records of shipments of Product and all validation data relating to Product for the time periods required by applicable United States laws and regulations. Wyeth agrees that, in response to any complaint, or in the defense by Genentech of any litigation (other than litigation between Genentech and Wyeth), hearing, regulatory proceeding or investigation relating to Product, Wyeth, at Genentech's expense, shall use its Commercially Reasonable Efforts to make available to Genentech such Wyeth employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections.

            10.3       Complaints. Wyeth shall provide Genentech with a copy of any complaints received by Wyeth with respect to the Product in accordance with the Quality Agreement and standard operating procedures to be agreed upon by Genentech and Wyeth from time to time. Genentech shall have responsibility for responding to all such complaints, and for promptly providing Wyeth with a copy of any responses to complaints relating to the manufacture of the Product. Wyeth shall use its Commercially Reasonable Efforts to respond to requests from Genentech for information in Wyeth's possession that is necessary for Genentech to respond to complaints arising out of the manufacture of the Product. Genentech shall have sole responsibility for reporting any complaints relating to the Product to the FDA and any other Regulatory Agency, including, but not limited to, complaints relating to the manufacture of the Product and adverse drug experience reports. Genentech shall provide Wyeth with a copy of all reports submitted to the FDA or any other Regulatory Agency regarding the Product that relate or are attributable to any manufacturing, testing, storage, or shipping activities by or on behalf of Wyeth. Genentech shall maintain complaint files in accordance with cGMP and all other applicable laws and regulations.

            10.4       Regulatory Correspondence.

                        10.4.1      Notification to Other Parties of Regulatory Correspondence. Each Party shall immediately and within one (1) business day notify the other Party in writing of, and shall provide the other Party with copies of, any correspondence and other documentation received or prepared by such Party in connection with any of the following events: (i) receipt of a regulatory letter, warning letter, or similar item, from the FDA or any other Regulatory Agency directed to the manufacture, testing, storage or packaging of Product by Wyeth or in connection with any general cGMP inspections applicable to the Facility; (ii) any recall, market withdrawal or correction of any Batch manufactured, tested, stored, or packaged hereunder or resulting Finished Product, in the case of such Product or Finished Product where the recall, market withdrawal or correction is attributable to any manufacturing, testing, storage, or packaging activities by or on behalf of Wyeth; and (iii) receipt of a regulatory letter, warning letter or similar item from the FDA or any other Regulatory Agency directed to or any regulatory comments related to Product manufactured, tested, stored, or packaged hereunder or resulting Finished Product, in the case of such Product or Finished Product where the comments relate or are attributable to any manufacturing, testing, storage, or packaging activities by or on behalf of Wyeth.

                        10.4.2      Regulatory Correspondence Requiring a Wyeth Response. In the event Wyeth receives any regulatory letter or comments from any Regulatory Agency in the Territory directed to its manufacture, testing, storage, or packaging of Product requiring a response or action by Wyeth, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a warning letter, Genentech will, to the extent within its control or possession, promptly provide Wyeth with all data or information required by Wyeth in preparing any response related to Wyeth's manufacture, testing, storage, or packaging of Product and will cooperate fully with Wyeth in preparing such response. Wyeth shall provide Genentech with a copy of each such response (redacted to remove information not related to the manufacture, testing, storage, or packaging of Product, the Facility or Wyeth's other obligations under this Agreement) for Genentech's review and comment prior to Wyeth's submission of its detailed written response. Wyeth shall give all due consideration to any Genentech comments to each such proposed Wyeth response provided that Genentech conveys its comments to Wyeth in a timely manner. Likewise, in the event Genentech receives any regulatory letter or comments from any Regulatory Agency in the Territory related to any Product manufactured, tested, stored, or packaged at the Facility, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a warning letter, Wyeth will, to the extent within its control or possession, promptly provide Genentech with relevant data or information related to the Product manufactured, tested, stored, or packaged at the Facility sufficient for Genentech to prepare any response related to the manufacture, testing, storage, or packaging of Product and will cooperate fully with Genentech in preparing such response. Genentech shall provide Wyeth with a copy of each such response (redacted to remove information not related to the manufacture, testing, storage, or packaging of Product at Wyeth's Facility or Genentech's obligations under this Agreement) for Wyeth's review and comment prior to Genentech's submission of its detailed written response. Genentech shall give all due consideration to any Wyeth comments to each such proposed Genentech response provided that Wyeth conveys its comments to Genentech in a timely manner.

            10.5       Inspections; Non-Compliance; Failure to Manufacture.

                        10.5.1      Inspections. In the event the Facility is inspected, or Wyeth is notified that the Facility will be inspected, by representatives of any Regulatory Agency in the Territory directed to Wyeth's manufacture, testing, storage, or packaging of Product, Wyeth shall notify Genentech within one (1) business day after receipt of notice of such inspection, and shall supply Genentech with copies of any correspondence or portions of correspondence which relate to the Product. Genentech may send, and upon the request of Wyeth shall send, representatives to the Facility to participate in any portion of such inspection that is directed to the Product.

                        10.5.2      Non-Compliance; Failure to Manufacture. In the event that any Regulatory Agency in the Territory shall determine, as a result of an inspection described in Section 10.5.1 above, that Wyeth is not in compliance with applicable United States laws or regulations or otherwise not in compliance with cGMP with respect to the manufacture, testing, storage, or packaging of Product, Wyeth shall use its Commercially Reasonable Efforts to remedy any such non-compliance as soon as practicable subject to the provisions of Article 8.

ARTICLE  11.
RECALLS

            11.1       Recalls. Genentech shall notify Wyeth promptly (and in any event within one (1) business day of receipt of written notice) if any Batch manufactured by Wyeth or resulting Finished Product is the subject of a threatened or actual recall, market withdrawal or correction attributable to any manufacturing, testing, storage, or shipping activities conducted by or on behalf of Wyeth [*]. Notwithstanding the foregoing, to the extent such recall, market withdrawal or correction was caused directly by Wyeth's breach of any of its warranties set forth in Article 7 hereof as of the Warranty Date with respect to the subject Batch and not caused by a Pre-existing Defect or an action of omission of Genentech, its Affiliates, Genentech's Designated Carrier or any of their respective employees or agents, Wyeth shall credit Genentech for the Success Fee (prorated based on the amount of Product recovered or destroyed in the recall) for the Product recalled or used to make such recalled Finished Product and shall reimburse Genentech for all of Genentech's reasonable out-of-pocket expenses directly related to the implementation and conduct of the recall, market withdrawal or correction, if any. As between the Parties, Genentech or its agent shall make all decisions regarding, and in all events shall have sole authority for, conducting any recalls, market withdrawals or corrections with respect to the Product in the Territory; provided, however, that if Wyeth reasonably and in good faith notifies Genentech that a recall is necessary with respect to a given Batch and Genentech elects not to make such recall, Genentech, [*]

ARTICLE  12.
QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION; STABILITY

            12.1       Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Product shall be allocated between Genentech and Wyeth as set forth in the Quality Agreement. To the extent reasonably practicable and consistent with industry practice and cGMP, Wyeth shall incorporate its obligations under the Quality Agreement into standard operating procedures that comply with the Quality Agreement. In general, (a) Wyeth shall be responsible for performing certain in-process testing and acceptance testing on the Product as set forth in the Technology Transfer Project Plan and the Quality Agreement, and (b) Genentech shall be responsible for acceptance of all test results and authorizing final Release of all Product to the market as set forth in the Quality Agreement.

            12.2       Validation of Facility. Wyeth shall use its Commercially Reasonable Efforts to qualify and validate the Facility, including all utilities, manufacturing equipment and systems, cleaning procedures, computer systems, testing equipment and non-Product specific processes such as sterilization used in the manufacture of Product at the Facility, as further defined in the Technology Transfer Project Plan and Quality Agreement. Wyeth shall use its Commercially Reasonable Efforts to complete all validation reports by sBLA Filing or earlier as defined in the Technology Transfer Project Plan and shall make all relevant validation reports applicable thereto prepared by or for Wyeth available to Genentech for review at Genentech's reasonable request.

            12.3       Validation of Manufacturing Process. In accordance with the requirements of Article 4, the Technology Transfer Project Plan and the Quality Agreement, Genentech shall use its Commercially Reasonable Efforts to provide Wyeth with all Manufacturing Documentation related to the validated Manufacturing Process, as further described therein. Genentech is responsible for defining the process validation in a process validation project plan. The process validation project plan will (i) describe all process validation studies to be completed by the Parties including those previously performed for the Product that need not be repeated and those needed to validate and demonstrate comparability of the Manufacturing Process as implemented at the Facility to the Manufacturing Process as conducted by Genentech as required by the FDA and (ii) identify those studies for which Wyeth has specific responsibilities (typically additional sampling and associated sample handling) per Genentech's process validation protocols.

            12.4       Stability. Genentech shall conduct all necessary stability testing to comply with cGMP and other applicable regulatory guidelines. Wyeth shall prepare all stability samples, and shall sublot stability samples and package and ship stability samples to Genentech, all in accordance with schedules, protocols and procedures agreed upon by Wyeth and Genentech and established pursuant to the Quality Agreement.

ARTICLE  13.
WYETH'S OBLIGATIONS AS MANUFACTURER

            13.1       Control of Working Cell Bank. Wyeth shall maintain all portions of the Working Cell Bank that it receives in safe and secure storage under its control in the Facility, and shall not permit the transfer of the Working Cell Bank to any Wyeth facility other than the Facility or to any Third Party, in each case that is not specifically authorized in advance and in writing by Genentech.

            13.2       Manufacturing Capabilities. Wyeth or one or more of its Affiliates (or its or their successors upon sale of the Facility) shall, at all relevant times throughout the Term, own or lawfully control the Facility. Wyeth or one or more of its Affiliates shall use its Commercially Reasonable Efforts to staff the Facility with sufficient numbers of appropriately qualified managers, supervisors, engineers, technicians, inspectors, and other personnel, all of whom have reasonable and sufficient technical expertise, in each case to enable Wyeth to manufacture Product in accordance with the Product Specifications and to fulfill its obligations under this Agreement.

            13.3       Compliance with Law. Wyeth shall use its Commercially Reasonable Efforts to perform all work and services under this Agreement in conformance with cGMP and in conformance with the substantive requirements of all applicable material federal, state and local laws, ordinances and governmental rules or regulations in the United States, and shall have all applicable licenses and permits required of it to perform the work and services hereunder, the absence of which would materially adversely affect the marketability of the Product. In addition, Wyeth shall use its Commercially Reasonable Efforts to comply with all applicable material United States laws and regulatory requirements relating to general safety and compliance in handling and storage of the Working Cell Bank and any Raw Materials, other Genentech Proprietary Materials and additional components used in manufacturing Product.

            13.4       Facility. Wyeth shall use its Commercially Reasonable Efforts to ensure that the Facility is maintained in accordance with cGMP and Wyeth's standard operating procedures for the Facility are in such condition as will allow Wyeth to manufacture the Product in accordance with the terms and conditions of this Agreement. Wyeth shall use its Commercially Reasonable Efforts to maintain security practices at the Facility consistent with industry standards for comparable manufacturing facilities.

            13.5       Subcontracting. Wyeth shall not subcontract any of its obligations hereunder relating to the manufacture of Product or the testing thereof without the prior written approval of Genentech, such approval not to be unreasonably withheld or delayed. The JPT shall review the list of Wyeth subcontractors that will participate in the Technology Transfer. As part of the process for obtaining Genentech's approval for the use of subcontractors for the testing of Product, such subcontractors will be subject to Genentech's certification process and in accordance with the Quality Agreement. As between the Parties, Wyeth shall be liable for the actions of any subcontractor(s) approved and certified in accordance with this Section 13.5 to the same extent as if Wyeth has performed the subcontracted work itself.

            13.6       Regulatory Documentation.

                        13.6.1      Manufacturing and Control Records. Wyeth shall use its Commercially Reasonable Efforts to provide Genentech in a timely manner with a copy of any Wyeth manufacturing and control records for Product that are required for any Genentech regulatory filings with respect to the Product, which records shall be in Wyeth's standard formats unless otherwise agreed upon, in writing, by the Parties.

                        13.6.2      Other Information. Wyeth shall use its Commercially Reasonable Efforts to provide Genentech promptly after the end of each annual reporting period for the Product (as calculated consistent with applicable United States regulations and guidelines) with such Product related information as is reasonably requested in writing by Genentech for the preparation of the annual report with respect to the manufacturing and control of the Product for such annual reporting period. Thereafter, Genentech shall provide to Wyeth [*] prior to Genentech's filing with the respective regulatory authorities a copy of such Genentech annual report, and Genentech shall take into consideration any Wyeth comments to such annual report with respect to the manufacture of Product.

            13.7       Manufacturing Data. Wyeth shall use its Commercially Reasonable Efforts to collect Manufacturing Data from each Batch and make reports summarizing the same available to the JPT in the form of a monthly manufacturing status report in Wyeth's standard format or in such other format as may be agreed by the Parties. Wyeth shall use its Commercially Reasonable Efforts to retain such Manufacturing Data in accordance with the requirements of applicable United States laws, rules and regulations.

            13.8       Retention and Reserve Samples. Wyeth shall use its Commercially Reasonable Efforts to isolate, identify and, subject to Section 21.9.4 hereof, retain retention and reserve samples of all Raw Materials and in-process production steps used in the production of Product as may be required by standard operating procedures to be agreed upon in writing by Wyeth and Genentech from time to time.

            13.9       Analytical Testing. Wyeth shall perform the analytical testing on Product as contemplated by the Quality Agreement.

            13.10       Accurate Documentation. Each Party shall use its Commercially Reasonable Efforts to ensure all records and documentation provided to the other Party in connection with the manufacture of Product shall be accurate in all material respects.

ARTICLE  14.
LICENSES

            14.1       License Grants by Genentech.

                        14.1.1      Genentech, on behalf of itself and its Affiliates, hereby grants to Wyeth and Wyeth's Affiliates a non-exclusive, royalty-free, non-sublicensable (except as necessary for approved subcontractors to perform their obligations in connection with the manufacture or testing of Product under this Agreement) license under Genentech Confidential Information, and under Patent Rights and all other intellectual property rights, if any, owned or Controlled by Genentech or its Affiliates as of the Effective Date or during the Term excluding the Excluded Patents, to the extent necessary to make (solely at the Facility) and sell (solely to Genentech or Genentech's Affiliates in the Territory) Product in accordance with the terms and conditions of the Transaction Agreements.

                        14.1.2      Genentech, on behalf of itself and its Affiliates, hereby grants to Wyeth and Wyeth's Affiliates a non-exclusive, royalty-free, non-sublicensable, transferable (solely with the sale or transfer of the Facility), perpetual, irrevocable license under the Facility Data solely for the purpose of operating the Facility with respect to any other pharmaceutical product (and any equipment installed therein) following the expiration or termination of this Agreement. For purposes of this Section 14.1.2, "Facility Data" means those elements of the Genentech Confidential Information (including, without limitation, the Genentech Data) that directly pertain to the Facility, the operation of the Facility and/or the equipment installed at the Facility.

            14.2       Covenant Not To Sue. Wyeth, on behalf of itself and its Affiliates, hereby covenants that it shall not file suit or assert any claim against Genentech, Roche, their respective Affiliates, their distributors, authorized sales agents and downstream purchasers and users of Product (collectively, the "Licensed Parties") based on infringement by the Licensed Parties of any Manufacturing Process Patent (as defined below), or use of Wyeth know-how or Wyeth Confidential Information that is necessary to perform the Manufacturing Process, in each case arising from the Licensed Parties' use, further manufacture, sale, offer to sell or importation of Product manufactured by Wyeth and delivered to Genentech hereunder (the "Nonsuit"); provided that, Genentech shall be required to reimburse Wyeth for any payments Wyeth is required to make to any Third Party in consideration of licenses or other rights under Manufacturing Process Patents (as defined below) granted to Wyeth by such Third Party and conveyed to the Licensed Parties pursuant to the Nonsuit as a result of (i) Wyeth's practice of any of the Manufacturing Process Patents in the manufacture of Product in accordance with the Manufacturing Process hereunder or (ii) the Licensed Parties' use, further manufacture, sale, offer to sell or importation of Product manufactured by Wyeth and delivered to Genentech hereunder. The Nonsuit granted pursuant to this Section 14.2 shall not apply to any Herceptin that is not manufactured by Wyeth hereunder or any other antibody or any other product.

For purposes of this Article 14, a "Manufacturing Process Patent" means and includes those claims of any Patent Rights owned or Controlled by Wyeth or its Affiliates as of the Effective Date or during the Term of this Agreement, which claims are directed to any part of the Manufacturing Process as it exists on the Effective Date or as it is modified during the Term in accordance with Article 8, subject to the restrictions of Section 14.3. For the sake of clarity, excluded from Manufacturing Process Patents are those claims of Patent Rights owned or Controlled by Wyeth that (a) are not directed to the Manufacturing Process or the manufacture of Herceptin and (b) are specifically directed to (i) all or part of the composition of matter of Herceptin (solely to the extent that such claims were conceived and reduced to practice by Wyeth without use of or reference to Genentech Confidential Information and not from Wyeth's performance of its obligations under any of the Transaction Agreements) or an antibody other than Herceptin, or a product other than Herceptin, (ii) any formulation of Herceptin, any other antibody or any other product, or (iii) any method of using Herceptin, or (iv) any method of using any other antibody or any other product.

            14.3       Modifications to the Manufacturing Process. In the event that Genentech requests a modification to the Manufacturing Process pursuant to Section 8.1 or a request to modify the Manufacturing Process is made pursuant to Sections 8.2, 8.3 or 8.4, and any such change would result in the infringement or practice of any Patent Rights owned or Controlled by Wyeth, or would result in the use of a Wyeth Trade Secret (as defined below) Wyeth shall identify such Patent Right or Wyeth Trade Secret to Genentech, and Genentech shall have the option to obtain a limited license or covenant not to sue under such Patent Rights or Wyeth Trade Secret on commercially reasonable terms, which license or covenant not to sue shall be limited to Product manufactured by Wyeth for Genentech under this Agreement and to Genentech's practice (or a Third Party's practice on behalf of Genentech) of such licensed modifications to the Manufacturing Process for so long as Genentech continues to manufacture Herceptin using such licensed modification (i.e., such license shall be transferable after the expiration or termination of this Agreement and shall apply to Herceptin manufactured by or for Genentech after the Term). In the event that the Parties are unable to reach agreement on commercially reasonable terms despite good faith efforts to do so, the matter shall be submitted to a Third Party expert in the field who is mutually acceptable to the Parties, which Third Party shall review the positions of both Parties and shall conclusively establish the final, binding commercially reasonable terms and conditions for such license by (i) applying standards consistent with comparable industry licenses that have been negotiated between independent parties conducting arms-length negotiations (i.e., without giving regard to Wyeth and Genentech's relationship under the Transaction Agreements) and (ii) not granting terms that would materially alter the terms of any Wyeth license of the Patent Rights or Wyeth Trade Secret that has been granted to a Third Party prior to the commencement of negotiations between the Parties and that contains a "most favored nation" or comparable provision requiring adjustment of the terms of such Third Party license to match any more favorable terms later granted by Wyeth under a separate license of the Patent Rights or Wyeth Trade Secrets. The costs of such Third Party expert shall be paid for by Genentech. For purposes of this Section 14.3, "Wyeth Trade Secret" means a trade secret owned or controlled by Wyeth that is Wyeth Confidential Information, that is not utilized as part of the Manufacturing Process prior to the request to modify the Manufacturing Process pursuant to Section 8.4, and which would be utilized as a result of such modification of the Manufacturing Process.

            14.4       No Implied Licenses. Each Party acknowledges and agrees that, except as expressly set forth in this Agreement, no rights or licenses, express, implied or otherwise, covering or relating to the manufacture, use or sale of Product, Herceptin, Finished Product or any other product or process, are granted to either Party by the other Party. Except as expressly set forth in this Agreement, the Transaction Agreements do not grant any right or license, express, implied or otherwise, to either Party under any intellectual property rights of the other Party, by virtue of disclosure of Confidential Information or otherwise and no other right or license is to be implied or inferred from any provision of the Transaction Agreements or by the conduct of the Parties.

ARTICLE  15.
OWNERSHIP OF INTELLECTUAL PROPERTY, MATERIALS AND EQUIPMENT

            15.1       Inventorship, Existing Confidential Information, and Inventions.

                        15.1.1      Inventorship. Inventorship shall be determined in accordance with the rules of inventorship of United States patent laws. As between the Parties, (i) each Party shall solely own any and all inventions or discoveries that are conceived or reduced to practice solely by such Party or its employees or agents in the course of or resulting from the Transaction Agreements, and (ii) the Parties shall jointly own inventions or discoveries that are conceived or reduced to practice jointly by or on behalf of the Parties in the course of or resulting from the Transaction Agreements, without duty of accounting or reporting. The Parties hereby agree that neither Party shall be considered an "employee or agent" of the other Party.

                        15.1.2      Ownership of Confidential Information. As between the Parties, Genentech shall own all Genentech Confidential Information, and Wyeth shall own all Wyeth Confidential Information; provided, however, that the foregoing shall not limit Genentech's ownership of its rights in and to the Cell Line, the Master Cell Bank, the Working Cell Bank and/or the Manufacturing Process.

                        15.1.3      Inventions. Notwithstanding Section 15.1.1, as between the Parties:

                                  (a)      Subject to Section 14.1, Genentech shall own all rights, including without limitation, all intellectual property rights, in and title to the biological materials described as the Cell Line, the Master Cell Bank, and/or the Working Cell Bank that were made by either Party in performing its obligations under the Transaction Agreements, and all progeny of any of the foregoing that were made by either Party in performing its obligations under the Transaction Agreements.

                                  (b)      Subject to Section 14.1, Genentech shall own all of its rights, including without limitation, all intellectual property rights, in and title to the Manufacturing Process and/or the Product, as each of the foregoing existed prior to the Effective Date or as may have been improved, invented or created solely by Genentech, its Affiliates or any of their respective employees, consultants or agents during the Term of this Agreement.

                                  (c)      Genentech shall own all rights, including without limitation, all intellectual property rights, in and title to the Herceptin Improvements, as defined below. "Herceptin Improvements" means, and includes, any and all improvements or enhancements to the Cell Line, the Master Cell Bank, the Working Cell Bank, the Manufacturing Process and/or the Product (or any derivatives or variant of the foregoing, or any use of or method of manufacture of the foregoing) that (i) are created by either Party and arise from the performance of their respective obligations under any of the Transaction Agreements and (ii) are solely related to the Cell Line, the Master Cell Bank, the Working Cell Bank, the Manufacturing Process and/or the Product. For the avoidance of doubt, Herceptin Improvements exclude Dual Use Improvements (as defined below).

                                  (d)      Wyeth shall assign to Genentech its entire right, title and interest in any and all Herceptin Improvements (and all intellectual property rights therein, excluding pre-existing intellectual property that may be necessary to practice such Herceptin Improvement).

                                  (e)      For purposes of this Agreement, a "Dual Use Improvement" shall mean any and all improvements, enhancements or discoveries relating to the Cell Line, the Master Cell Bank, the Working Cell Bank, and/or the Manufacturing Process as to which Wyeth would be deemed an inventor pursuant to Section 15.1.1, which improvement, enhancement or discovery (x) arose from Wyeth's performance of its obligations under any of the Transaction Agreements or through the Permitted Use of Genentech Confidential Information (as defined below) and (y) includes: (i) an enhancement or an improvement to any cell line in addition to or other than the Cell Line, the Master Cell Bank, or the Working Cell Bank, or (ii) a method or process which may be used to manufacture, generate or propagate any cell line in addition to or other than the Cell Line, the Master Cell Bank, or the Working Cell Bank, or (iii) a method for the manufacture of any product in addition to or other than the Product. For purposes of this Section 15.1, a "Permitted Use of Genentech Confidential Information" means, and is limited to, Wyeth's use of Genentech Confidential Information that is expressly permitted under the terms of this Agreement, and excludes any use of Genentech Confidential Information that is proscribed under the terms of this Agreement.

                                  (f)      Ownership of Dual Use Improvements shall be determined according to inventorship, pursuant to Section 15.1.1 herein. Subject to Section 15.1.3(g) below, Wyeth shall retain ownership of Wyeth's interest in any Dual Use Improvements as to which Wyeth is a sole or joint inventor, and any intellectual property rights therein.

                                  (g)      Wyeth hereby grants to Genentech under its interest in any Dual Use Improvements and any intellectual property rights therein, the following license and option rights:

                                            (i)      an exclusive, perpetual, irrevocable, fully-paid (subject to Genentech's obligation to reimburse Wyeth for any payments Wyeth is required to make to any Third Party as a result of Wyeth granting such license to Genentech and Genentech's practice thereof) worldwide license to use such Dual Use Improvement solely for the manufacture of Herceptin or any anti HER-2 antibody that, under applicable United States laws and regulations, is substitutable for Herceptin as a generic product; and

                                            (ii)      an option to negotiate a nonexclusive, nontransferable license, on commercially reasonable terms and conditions, to use such Dual Use Improvement for the manufacture of proteins other than either Herceptin or any anti HER-2 antibody that under applicable United States laws and regulations is substitutable for Herceptin as a generic product (the "Dual Use Improvement Option"). The Dual Use Improvement Option may be exercised by Genentech by providing written notice to Wyeth within sixty (60) days after Wyeth provides Genentech written notification of the existence of such Dual Use Improvement. In the event that Genentech notifies Wyeth of its desire to negotiate for such a license, the Parties shall negotiate in good faith to arrive at commercially reasonable terms and conditions for such license for a period of one-hundred eighty (180) days. In the event that the Parties are unable to reach agreement on commercially reasonable terms by the end of such one hundred eighty (180) day period despite good faith efforts to do so, the matter shall be submitted to a Third Party expert in the field who is mutually acceptable to the Parties, which Third Party shall review the positions of both Parties and shall conclusively establish the final, binding commercially reasonable terms and conditions for such license by (i) applying standards consistent with comparable industry licenses that have been negotiated between independent parties conducting arms-length negotiations (i.e., without giving regard to Wyeth and Genentech's relationship under the Transaction Agreements) and (ii) not granting terms that would materially alter the terms of any Wyeth license of the Dual Use Improvement that has been granted to a Third Party prior to the commencement of negotiations between the Parties and that contains a "most favored nation" or comparable provision requiring adjustment of the terms of such Third Party license to match any more favorable terms later granted by Wyeth under a separate license of the Dual Use Improvement; provided, however, that the Parties shall have no obligation to submit the unresolved terms of a license to a Dual Use Improvement to such expert in the event that the Dual Use Improvement to be licensed was conceived and reduced to practice without use of or reference to the Genentech Confidential Information. The costs of such Third Party expert shall be paid for by Genentech. Notwithstanding the foregoing, except as set forth in Section 15.1.3(g)(i) above, Wyeth shall have no obligation to grant to Genentech any license or other right, title or interest in or to any Dual Use Improvement to the extent doing so would be prohibited by any agreement in existence between Wyeth and any Third Party at the time such Dual Use Improvement is made. Notwithstanding the foregoing, after the Effective Date, Wyeth shall not knowingly enter into any agreement with a Third Party that would materially diminish Genentech's rights to take a license to a Dual Use Improvement under a Dual Use Improvement Option.

                                  (h)       Subject to Sections 14.2 and 14.3, Wyeth shall have no obligation to assign or otherwise grant to Genentech any right, title or interest in or to any Wyeth Other Invention (as defined below). For purposes of this Section 15.1, "Wyeth Other Invention" means any invention, development or discovery (including any intellectual property rights therein) that was made by or on behalf of Wyeth or any of its Affiliates, or which otherwise came into the control of Wyeth or any of its Affiliates prior to the Effective Date or during the term of any of the Transaction Agreements, provided any such invention, development or discovery (including any intellectual property rights therein) (i) is not a Herceptin Improvement or a Dual Use Improvement, (ii) did not arise from the use of Genentech Confidential Information and (iii) did not arise from the performance of Wyeth's obligations under the Transaction Agreements.

                        15.1.4      Survival. The terms of this Section 15.1 shall survive the expiration or termination of this Agreement, and shall be binding upon and inure to the benefit of the successors and assigns of the Parties. The Parties will continue to reasonably cooperate with each other to perfect the rights granted in this Section 15.1.

            15.2       Ownership of Equipment.

                        15.2.1      Genentech Equipment. Genentech shall own all right, title and interest in and to any and all equipment [*] materials, and other assets purchased by Genentech and provided to Wyeth for use under this Agreement, including, without limitation, the equipment listed in Exhibit D of the Technology Transfer Project Plan, the Portable Equipment specified in Section 5.7 and Non-Portable Equipment (collectively, the "Genentech Equipment"), free and clear of any right or claim of Wyeth. All Genentech Equipment shall be maintained in good repair by Wyeth.

                        15.2.2      Facilities; Wyeth Equipment. Wyeth or one or more of its Affiliates shall own all right, title and interest in and to any and all facilities improvements, [*] and any and all equipment, materials, and other assets purchased by Wyeth or such Affiliates hereunder (including, without limitation, the Wyeth Equipment).

                        15.2.3      Purchase of Genentech Equipment by Wyeth. Notwithstanding the foregoing, however, at the expiration or termination of this Agreement, Wyeth may, upon mutual agreement of the Parties (including mutual agreement as to the amount Wyeth shall reimburse Genentech thereof to retain such Genentech Equipment), retain some or all of the Genentech Equipment. In addition, all of the Genentech Equipment shall also be subject to the provisions of Section 21.9 below.

                        15.2.4      Removal of Genentech Equipment. Upon expiration or termination of this Agreement, if Wyeth fails to timely arrange for the removal, at Genentech's expense, of the Genentech Equipment (other than the Genentech Equipment that the Parties have mutually agreed that Wyeth shall retain and reimburse Genentech for) from the Facility, Genentech shall send written notice requesting such removal. If such removal has not occurred within thirty (30) days after such notice, then Genentech shall be entitled to hire a qualified Third Party at Genentech's expense to enter the Facility with written notice at least five (5) business days in advance and remove such Genentech Equipment, which shall be removed in a reasonable manner without damage to the Facility. For clarification purposes, removal of the Genentech Equipment shall not in and of itself be considered damage to the Facility.

ARTICLE  16.
REPRESENTATIONS AND WARRANTIES

            16.1       Genentech. Genentech hereby represents and warrants to Wyeth that:

                        16.1.1      As of the Effective Date, and without expanding any representation and warranty set forth in this Section 16.1, Genentech owns or has sufficient right, title or interest in and to the Working Cell Bank, Genentech Confidential Information (including, without limitation, the Manufacturing Documentation), and all information to be supplied by Genentech to Wyeth under any of the Transaction Agreements to supply the same to Wyeth for Wyeth's use in accordance with the terms and conditions of the Transaction Agreements;

                        16.1.2      Except as otherwise disclosed to Wyeth by Genentech as of the Effective Date, to the actual knowledge of members of the Genentech legal department as of the Effective Date, without a duty of inquiry and without conducting any additional inquiry with respect to this Agreement, there is no lawsuit pending against Genentech in the Territory that alleges patent infringement by the manufacture or sale of the Product, the use of the Manufacturing Process or the use or propagation of any of the Genentech Proprietary Materials or Raw Materials (to the extent such use or propagation is undertaken as part of performing the Manufacturing Process);

                        16.1.3      Except as otherwise disclosed to Wyeth by Genentech as of the Effective Date, to the actual knowledge of members of the Genentech legal department as of the Effective Date, without a duty of inquiry and without conducting any additional inquiry with respect to this Agreement, Genentech has not received written notice alleging infringement of a Third Party patent by the manufacture or sale of the Product;

                        16.1.4      To the actual knowledge of members of the Genentech legal department as of the Effective Date, without a duty of inquiry and without conducting any additional inquiry with respect to this Agreement, the manufacture, use or sale of the Product, the use of the Manufacturing Process (including the use or propagation of any of the Genentech Proprietary Materials or the Raw Materials to the extent such use or propagation is undertaken as part of performing the Manufacturing Process) do not infringe any issued United States patent owned or controlled by any Third Party;

                        16.1.5      To the actual knowledge of members of the Genentech legal department as of the Effective Date, without a duty of inquiry and without conducting any additional inquiry with respect to this Agreement, based upon the scope of claims and content of such patent applications as of the Effective Date, no Third Party has any United States patent application pending which, if issued, would be infringed by the manufacture, use or sale of the Product, the use of the Manufacturing Process, including the use of any of the Genentech Proprietary Materials or the Raw Materials to the extent such use is undertaken as part of performing the Manufacturing Process;

                        16.1.6      Genentech's license agreements to the [*] and [*] (as those terms are defined in Exhibit A hereto) grant Genentech the right to retain Wyeth to manufacture Product as provided hereunder and as a result, Wyeth's manufacture of the Product hereunder and in accordance with the terms and conditions of this Agreement would not constitute an unlicensed infringement of the [*]; and

                        16.1.7      Genentech has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement.

            16.2       Wyeth. Wyeth hereby represents and warrants to Genentech that:

                        16.2.1      To Wyeth's knowledge as of the Effective Date, Wyeth is free to supply the Wyeth Confidential Information to Genentech;

                        16.2.2      Wyeth has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement;

                        16.2.3      Wyeth owns, lawfully controls or has sufficient rights to use the Facility to perform its obligations hereunder; and

                        16.2.4      Wyeth has not entered into written agreements with any Third Party to conduct commercial production at the Facility or is otherwise subject to any covenant or obligation that would result in Wyeth not being able to fulfill the manufacturing obligations assumed by it hereunder.

ARTICLE  17.
INDEMNIFICATION AND INSURANCE

            17.1       Indemnification.

                        17.1.1      Indemnification by Genentech. Subject to and except to the extent of any indemnification from Wyeth pursuant to Section 17.1.2 below, Genentech shall indemnify, defend and hold Wyeth, its Affiliates, and their respective directors, officers, employees and the estates and heirs thereof (the "Wyeth Indemnified Parties") harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), (collectively, the "Liabilities") to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of [*] Notwithstanding the foregoing, Genentech's indemnity obligation hereunder shall not apply to those Liabilities for which Wyeth is obligated to indemnify Genentech pursuant to Section 17.1.2 [*]

                        17.1.2      Indemnification by Wyeth. Wyeth shall indemnify, defend and hold Genentech, and its Affiliates, directors, officers, employees and the estates and heirs thereof (the "Genentech Indemnified Parties") harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of [*] Notwithstanding the foregoing, Wyeth's indemnity obligation hereunder shall not apply to those Liabilities for which Genentech is obligated to indemnify Wyeth pursuant to Section 17.1.1 [*]

            17.2       Indemnification Procedures.

                        17.2.1      Identification of Indemnitor and Indemnitee. An "Indemnitor" means Genentech with respect to Section 17.1.1 hereof, and Wyeth with respect to Section 17.1.2 hereof. An "Indemnitee" means any of Wyeth, its Affiliates, and their respective directors, officers, and employees with respect to Section 17.1.1 hereof, and any of Genentech, and its respective Affiliates, directors, officers and employees with respect to Section 17.1.2 hereof.

                        17.2.2      Indemnification Procedures. An Indemnitee that intends to claim indemnification under Section 17.1.1 or 17.1.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, and employees intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, and employees to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, such settlement does not adversely affect the Indemnitee's rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein in order for the Indemnitor to exercise such rights. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

            17.3       Insurance.

                        17.3.1      Insurance. During the term of this Agreement, and thereafter for the period of time required below, each Party shall maintain:

                                            (i)      Workers Compensation Insurance as required by applicable law with Employers Liability limits at a limit of [*]

                                            (ii)       Commercial General Liability ("CGL") insurance, including contractual and professional liability coverage, in the [*] for bodily injury and property damage with an [*]

                                            (iii)      A Fidelity Bond or Crime Coverage policy; and

                                            (iv)      All Risks property insurance, including transit coverage (transit coverage may be included in separate policy), in an amount equal to the value of Genentech's property while it is at the Facility. Coverage afforded herein shall be primary coverage up to the required limit regardless of other insurance clauses.

                        17.3.2      Special Requirements.

                                  (a)      Genentech or Wyeth, as applicable, shall be named as additional insureds under the insurance policies set forth in Section 17.3.1, excluding the Workers Compensation policy.

                                  (b)      Genentech or Wyeth, as applicable, shall have the right to perform, directly or through its representatives, property inspections and loss control inspections with respect to the all-risk property policy.

                                  (c)      The CGL insurance policy shall be under either an occurrence or a claims made based policy form and the CGL insurance coverage shall be maintained by Genentech or Wyeth, as applicable, for at least three (3) years following expiration or termination of this Agreement.

                                  (d)      Each of the above insurance policies shall be primary insurance as respects Genentech's or Wyeth's participation under this Agreement.

                                  (e)      All of the above insurance coverage shall be maintained with an insurance company or companies having an A.M. Best's rating of "A-VII" or higher.

                        17.3.3      Notice of Insurance. Within thirty (30) days from the execution of this Agreement, each Party shall provide the other Party a certificate insurance reflecting the above requirements. Renewal certificates shall continue to be provided throughout the term of this Agreement, and in case of cancellation or material change, a thirty (30) day notice shall be provided to the other Party.

            17.4       Survival of Indemnification Obligations. The provisions of Section 17.1 and 17.2 and the right of a Party to seek coverage from an insurance policy required by Section 17.3 for events or activities that occurred prior to termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

ARTICLE  18.
LIABILITY

            18.1       Liability for Intentional Breach by Wyeth. [*]

            18.2       Duty to Mitigate Damages. In the event of an uncured Intentional Breach by Wyeth as expressly set forth in Section 18.1, Genentech shall use its Commercially Reasonable Efforts to take all actions to mitigate any damages arising from such breach, including, without limitation, drawing from Genentech's existing inventory of Product that is above and beyond its risk mitigation inventory (as described below) or other reasonably available sources of Product to address any shortfall in inventory resulting from such breach; provided, however, that this Section 18.2 shall not obligate Genentech (i) to draw from its risk mitigation inventory, [*], intermediate formulations thereof and Finished Product) to mitigate such damages or (ii) to initiate Product manufacturing at an alternate production site if such manufacturing would have a material adverse impact on Genentech's production or supply of any other biopharmaceutical product.

            18.3       Disclaimer of Consequential Damages. EXCEPT FOR CLAIMS ARISING FROM (A) THE INTENTIONAL MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY'S CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY, (B) ANY INDEMNIFICATION OBLIGATIONS ARISING UNDER ARTICLE 17 OR (C) [*], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR DAMAGES BASED UPON LOST PROFITS FOR SALES TO THIRD PARTIES.

            18.4       Limitation of Liability.

                        18.4.1      Except as set forth in Section 18.1 above and for claims arising from Wyeth's indemnification obligations under Section 17.1.2, [*] however the same may be caused, including, without limitation, through the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of Wyeth, provided however, that to the extent such direct damages arose from the willful misconduct of Wyeth and its Affiliates, such liability cap(s) shall not apply. For purposes of the foregoing, any losses or damages arising out of a series of related events or the same set of operative facts or circumstances shall be treated as a single occurrence.

                        18.4.2      With respect to Genentech's direct damages for a breach of Wyeth's obligation to manufacture Product hereunder, [*] Genentech's damages shall be determined by calculating the incremental reasonable cost above the Conversion Fee (including only the per batch fees and excluding start up costs or fees, technology transfer costs or fees, capacity reservation or commitment costs or fees, lost opportunity costs or fees, development costs or fees whether billed separately or included as part of a per batch fee or cost) incurred by Genentech in obtaining that quantity of Product to meet any shortfall resulting from such Wyeth breach.

ARTICLE  19.
CONFIDENTIALITY

            19.1       Confidentiality Obligations.

                        19.1.1      Wyeth Confidentiality Obligations. Wyeth shall not disclose Genentech Confidential Information to any Third Party other than:

                                  (a)      its employees who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to perform their duties in carrying out Wyeth's obligations under the Transaction Agreements,

                                  (b)      consultants, agents or subcontractors used by Wyeth in accordance with Section 13.5 hereof who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to provide direction to Wyeth or Genentech regarding their respective obligations under the Transaction Agreements or in order to (i) perform their duties in carrying out Wyeth's obligations under the Transaction Agreements, or (ii) provide direction to Wyeth regarding the subject matter of this Agreement, including, but not limited to, production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product, or

                                  (c)      regulatory authorities, for example, the FDA, that require such information in order to review a BLA or sBLA for the Product or other regulatory filing.

                        19.1.2      Genentech Confidentiality Obligations. Genentech shall not disclose any Wyeth Confidential Information to any Third Party other than:

                                  (a)       employees, consultants, agents or contractors of Genentech or Genentech's Affiliates who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement and who have a need to know such information in order to perform their duties in carrying out Genentech's obligations under the Transaction Agreements, or in order to provide direction to Genentech regarding the subject matter of this Agreement, including, but not limited to, production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product, or

                                  (b)       regulatory authorities, for example, the FDA, that require such information in order to review a BLA or sBLA for the Product or other regulatory filing.

            19.2       Terms of Agreement. Subject to Sections 19.3 and 20.1 hereof, neither Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC"), provided, however, that before disclosing this Agreement or any of the terms hereof pursuant to this Section 19.2, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 19.2, such Party agrees, at its own expense, to use diligent efforts to obtain confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

            19.3       Notification of Mandatory Disclosure.

                        19.3.1      Notification and Consultation. In the event that a Party (in such case, the "Notifying Party") believes it is required by applicable statute or regulation, or by judicial or administrative process to disclose any part of the other Party's (in such case, the "Notified Party") Confidential Information which is disclosed to it under this Agreement, the Notifying Party shall (i) promptly notify the Notified Party of each such requirement and identify the documents so required thereby, so that the Notified Party may seek an appropriate protective order or other remedy and/or waive compliance by the Notifying Party with the provisions of this Agreement, and (ii) consult with the Notified Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

                        19.3.2      Limited Disclosure. If, in the absence of such a protective order or such a waiver by the Notified Party of the provisions of this Agreement, the Notifying Party is nonetheless required by mandatory applicable law to disclose any part of the Notified Party's Confidential Information which is disclosed to it under this Agreement, the Notifying Party may disclose such Confidential Information without liability under this Agreement, except that the Notifying Party shall furnish only that portion of the Confidential Information which is legally required to be disclosed.

            19.4       Maintenance of Confidentiality; Non-use Obligations.

                        19.4.1      [RESERVED].

                        19.4.2      Maintenance of Confidentiality. Each Party shall use reasonable and customary precautions to safeguard the other Party's Confidential Information, including ensuring that all employees, consultants, agents or contractors who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have confidentiality and nonuse obligations that are at least as restrictive as those contained in this Agreement.

                        19.4.3      Non-use Obligations. Wyeth shall not use Genentech Confidential Information for any purpose other than performing its obligations under the Transaction Agreements, without first obtaining Genentech's prior written consent to such utilization. Wyeth Confidential Information shall not be utilized by Genentech for any purpose except as expressly set forth in the Transaction Agreements, without first obtaining Wyeth's prior written consent to each such utilization. Without limiting the foregoing, a Party (the "Asserting Party") and its Affiliates shall not assert against the other Party or that Party's Affiliates any intellectual property right owned or controlled by the Asserting Party or its Affiliates to the extent such assertion is based on knowledge or information obtained from access hereunder to the other Party's Confidential Information. Without limiting the foregoing, Wyeth and its Affiliates shall not use or refer to the Genentech Confidential Information either to make inventions or to file for Patent Rights except as expressly permitted under the terms and conditions of Section 15.1, and Genentech and its Affiliates shall not use or refer to the Wyeth Confidential Information either to make inventions or to file for Patent Rights except as expressly permitted under the terms and conditions of Section 15.1.

            19.5       Survival of Confidentiality Obligations. The provisions of this Article 19 shall survive the termination or expiration of this Agreement for a period of five (5) years; provided, however, that with respect to the Facility Data, the provisions of this Article 19 shall survive the termination or expiration of this Agreement for so long as Wyeth uses such Facility Data and for a period of five (5) years thereafter.

            19.6       Termination of Certain Prior Agreements. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated November 18, 2003. All Confidential Information exchanged between the Parties under such previous agreement shall be deemed Confidential Information under this Agreement (either Genentech Confidential Information or Wyeth Confidential Information, as the context requires) and shall be subject to the terms of this Agreement.

            19.7       No Disclosure of Unrelated Information. Neither Party shall disclose Confidential Information to the other Party that is not reasonably necessary for performance of a Party's obligations under the Transaction Agreements, including but not limited to manufacturing processes for other products, marketing plans and clinical development plans. Notwithstanding the foregoing, nothing in this provision shall limit the confidentiality and non-use obligations and rights herein, including, without limitation, with respect to any such other Confidential Information inadvertently disclosed to or which is observed by the other Party or its representatives in the course of performing its obligations or exercising it rights under any of the Transaction Agreements.

ARTICLE  20.
PRESS RELEASES; USE OF NAMES

            20.1       Press Releases. Following the Effective Date, the Parties shall agree upon a press release to announce the execution of this Agreement together with a corresponding question and answer outline for use in responding to inquiries about this Agreement. Such press release shall be made on or before September 31, 2004, the timing of which such announcement shall be mutually agreed by the Parties. Following the publication of such press release, each Party shall be entitled to make or publish any public statement consistent with the contents of such press release and question and answer outline without the need for further approval by the other. Except as set forth in the preceding sentences of this Section 20.1, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing subject to Section 19.2 above. This Section 20.1 shall not apply to any disclosure as is deemed necessary, in the reasonable judgment of the responsible Party, to comply with regional, national, federal or state or local laws or regulations in the Territory (including the rules and regulations of any national stock exchange on which such Party's securities are traded).

            20.2       Use of Names. No Party shall make use of the name of any other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party; provided, however, either Party may include the name of the other Party on a general list of business partners or collaborations.

ARTICLE  21.
TERM; TERMINATION

            21.1       Term; Option to Extend. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until [*]; provided, however, that the Parties may extend the Term for an additional one (1) year upon mutual written agreement of terms and conditions to be reached no later than [*]. During any such extension, all terms of this Agreement and the Quality Agreement shall apply. As used herein "Term" shall mean the initial Term, including any extension thereof.

            21.2       Notice; Cure. In the even that a Party (the "Breaching Party") is in material breach of any provision of this Agreement, the other Party (the "Nonbreaching Party") may provide written notice thereof to the Breaching Party, specifying in reasonable detail the nature of such breach. The Breaching Party shall have (a) thirty (30) days after receipt of written notice to cure any breach of an obligation to make a payment under this Agreement (other than any portion thereof that is disputed in accordance with Section 6.9) and (b) ninety (90) days after receipt of such written notice to cure any other breach, or a longer period of time if the Breaching Party delivers written notice to the Nonbreaching Party of the Breaching Party's good faith determination that such material breach is not reasonably capable of being cured within such ninety (90) days and that the Breaching Party is working diligently to cure such breach, but in no event shall the time for curing such breach exceed an additional ninety (90) days or a total of one hundred eighty (180) days (any such period, a "Cure Period"). If the Breaching Party's breach is a material breach of a material provision of this Agreement, the Nonbreaching Party shall have no right to suspend its performance hereunder during the Cure Period unless and only to the extent that such breach by the Breaching Party adversely affects the ability of the Nonbreaching Party to perform.

            21.3       Termination for Material Breach. In the event any material breach of a material provision of this Agreement is not cured within the applicable Cure Period, after receipt of written notice from the Nonbreaching Party to the Breaching Party in accordance with Section 21.2, this Agreement shall terminate as set forth in the Nonbreaching Party's notice of breach and in accordance with the terms of this Article 21; provided, however, that this Agreement shall not be terminated prior to the end of such Cure Period.

            21.4       Termination for Failure to Timely Achieve Key Milestones.

                        21.4.1      Wyeth, in its sole discretion, may terminate this Agreement in its entirety upon thirty (30) days prior written notice to Genentech, if Genentech does not file the sBLA with the FDA within ninety (90) days after the completion of sBLA Data Delivery by Wyeth.

                        21.4.2      In addition, notwithstanding Section 24.1, either Party shall have the right to terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to the other Party, in the event that either (i) the sBLA for the Product is withdrawn or rejected or (ii) FDA Approval is not received within one (1) Calendar Year of the date Genentech files the sBLA with the FDA.

            21.5       Termination for Failure to Achieve Development Run Completion or [*]

                        21.5.1      Genentech may, in its sole discretion, terminate this Agreement in its entirety upon [*] prior written notice to Wyeth, if either (i) Wyeth cannot achieve Development Run Completion after [*] Following notice of termination under this Section 21.5.1, the Parties will use the remaining days of the Term to wind-down activities under this Agreement, consistent with Section 21.9.

                        21.5.2      Wyeth may, in its sole discretion, terminate this Agreement in its entirety [*] prior written notice to Genentech, if Genentech has not terminated the Agreement under Section 21.5.1 [*] after receiving notice from Wyeth of Genentech's failure to notify Wyeth of its election to either authorize additional Development Runs or terminate the Agreement (all in accordance with Section 4.7.2), [*] prior written notice to Genentech, if Wyeth cannot achieve Development Run Completion after either [*] prior written notice to Genentech, Wyeth cannot achieve [*] after completion of the total number of Qualification Run Starts authorized in accordance with Section 4.8.2. Following notice of termination under this Section 21.5.2, the Parties will use the remaining days of the Term to wind-down activities under this Agreement, consistent with Section 21.9.

            21.6       Termination for Failure to Resolve Operational Issues. Genentech, in its sole discretion, shall have the right to terminate this Agreement in its entirety upon thirty (30) days prior written notice to Wyeth, if an Operational Issue is preventing substantial performance by either Party under this Agreement and remains unresolved for more than thirty (30) days after the mutually agreed Target Resolution Date for such issue despite good faith efforts by both Parties to resolve the issue in accordance with Section 3.2. Wyeth, in its sole discretion, shall have the right to terminate this Agreement in its entirety upon thirty (30) days prior written notice to Genentech, if an Operational Issue is preventing substantial performance by either Party under this Agreement and remains unresolved for more than sixty (60) days after the mutually agreed Target Resolution Date for such issue despite good faith efforts by both Parties to resolve the issue in accordance with Section 3.2.

            21.7       Termination for Excessive Impact of Requested Changes. Either Party shall have the right to terminate this Agreement upon ninety (90) days prior written notice to the other Party in the event that any requested change made by the other Party or the FDA in accordance with Section 8.5 (and that is not withdrawn in accordance with Section 8.5.2) would result in either (i) [*] of Facility downtime (in the case of requested changes to be implemented prior to Commercial Production) or (ii) [*] of Facility downtime (in the case of requested changes to be implemented during Commercial Production).

            21.8       Termination upon Certain Events; [*]

                        21.8.1      In the event (a) of any Change of Control of Wyeth or the business or operating unit(s) of Wyeth or its Affiliates that are performing all or substantially all of Wyeth's obligations hereunder (the "Wyeth Entities"), or (b) that Wyeth sells to a Third Party its Andover, Massachusetts facility or the portion thereof containing the Facility, Genentech shall have the right to terminate this Agreement, in its sole discretion, upon written notice to Wyeth and payment of the applicable Termination Fee, which notice must be delivered to Wyeth within thirty (30) days after consummation of such event or, if such event is not the subject of a public announcement made by Wyeth, within thirty (30) days after Wyeth delivers notice to Genentech that such event has been consummated. In addition, notwithstanding Section 24.1, either Party shall have the right to terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to the other Party, in the event that the BLA for Herceptin is withdrawn by Genentech or Genentech otherwise withdraws Herceptin from the market in the United States. For purposes of this Section 21.8.1, "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the total voting stock of a Wyeth Entity or (b) a Wyeth Entity consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into a Wyeth Entity, in any such event pursuant to a transaction in which the holders of the outstanding voting stock of that Wyeth Entity immediately prior to such transaction hold less than fifty percent (50%) of the outstanding voting stock of the surviving or transferee company or its parent company immediately after such transaction or immediately after such transaction any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting stock of the surviving or transferee company or its parent company; provided, however, that a "Change of Control" shall not include a transfer of all or substantially all of the assets of a Wyeth Entity to one or more wholly owned subsidiaries or any merger or consolidation of Wyeth immediately after which holders of the outstanding voting stock of that Wyeth entity immediately prior to such transaction hold fifty percent (50%) or more of the outstanding voting stock of the surviving company or its parent company. For purposes of this definition, "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission thereunder, and any successor to such statute or such rules and regulations.

                        21.8.2      In the event of any termination of this Agreement by Genentech or Wyeth pursuant to this Section 21.8, Genentech, in addition to any amounts that may be payable in accordance with Section 21.9 below, shall pay to Wyeth [*]

            21.9       Consequences of Termination.

                        21.9.1      Payment of Amounts Due; Cumulative Remedies. Expiration or termination of this Agreement for any reason shall not exempt any Party from paying to any other Party any amounts (other than amounts in dispute in accordance with procedures set forth in Section 6.9) owing to such Party at the time of such expiration or termination (and after resolution of such dispute, from paying such previously disputed amount, if applicable). Except as expressly stated otherwise herein, remedies under this Agreement are cumulative, and nothing in this Agreement shall prevent any Party, in the case of a material breach (after expiration of the applicable Cure Period and notice periods), from terminating this Agreement and seeking to enforce its rights under this Agreement.

                        21.9.2      Work in Progress. Upon any termination of this Agreement, Genentech shall pay Wyeth at the prevailing Conversion Fee for all Batches that have been manufactured but not yet delivered to Genentech as of the effective date of such termination and at a price to be agreed upon (but in no event to exceed the Conversion Fee) for all Batches that are otherwise in-process Runs as of the effective date of such termination. Upon termination of this Agreement, any Runs that were scheduled to be initiated on or after the effective date of such termination shall be canceled. Runs that are in-process at the [*] scale as of the effective date of any such termination shall not be cancelled without the mutual agreement of the Parties, and the Agreement shall continue to survive with respect to those in-process Runs.

                        21.9.3      Return of Raw Materials. Subject to Wyeth's obligation upon receipt of a notice of termination to place no further orders for Raw Materials, intermediates or packaging components except as may be necessary for completion of any portion of Wyeth's services hereunder that are not immediately terminated, upon expiration of this Agreement or termination of this Agreement pursuant to this Article 21, Wyeth shall either destroy or transfer to Genentech, at Genentech's option and expense, all remaining usable Raw Materials ordered from the [*] for the manufacture and packaging of Product under this Agreement. Wyeth shall invoice Genentech for Wyeth's cost of all such Raw Materials destroyed or delivered to Genentech under this Section 21.9.3 upon the date of destruction or delivery of such Raw Materials, and Genentech shall pay such invoice in accordance with the terms of Section 6.9.

                        21.9.4      Return of Genentech Proprietary Materials and of Genentech Confidential Information, Transfer of Genentech Equipment. Upon expiration or termination of this Agreement, unless otherwise directed by Genentech, Wyeth shall, within thirty (30) days after such expiration or termination: (i) either destroy or transfer to Genentech, at Genentech's option and expense, all quantities of Product and all quantities of the Cell Line, Master Cell Bank, and Working Cell Bank received by Wyeth under this Agreement or the Quality Agreement, with any such destruction to be certified in writing to Genentech by an authorized Wyeth officer, (ii) return all Genentech Confidential Information to Genentech, provided that Wyeth may keep one (1) copy of the Genentech Confidential Information for its legal records with such Confidential Information continuing to be subject to the confidentiality provisions of this Agreement, and (iii) return to Genentech all retention and reserve samples of Product being held by Wyeth pursuant to Section 13.8 hereof. In addition, if requested by Genentech, Wyeth, at Genentech's expense, shall transfer the Genentech Equipment to Genentech in accordance with Section 15.2 hereof.

                        21.9.5      Return of Wyeth Confidential Information. Upon expiration or termination of this Agreement, and at Wyeth's written request, Genentech shall promptly return all Wyeth Confidential Information to Wyeth; provided that Genentech may keep one (1) copy of such Wyeth Confidential Information for its legal records with such Confidential Information continuing to be subject to the confidentiality provisions of this Agreement.

                        21.9.6      Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any warranties or obligations that have accrued prior to the effective date of such termination or expiration including, without limitation, any liability for breach of this Agreement, which obligations or warranties shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

ARTICLE  22.
ASSIGNMENT

            22.1       Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party; provided, however, either Party may assign its interest under this Agreement, without the prior written consent of the other Party, (a) to an Affiliate, so long as such Party guarantees the obligations of such Affiliate, or (b) subject to Section 21.8, to a successor of such Party's business by reason of merger, sale of all or substantially all of the assets of the business to which this Agreement relates or other form of acquisition. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Notwithstanding anything in this Agreement to the contrary, Wyeth may use one or more of its Affiliates to perform all or a portion of its obligations hereunder, but Wyeth will not thereby be relieved of any obligation under this Agreement.

ARTICLE  23.
DISPUTE RESOLUTION

            23.1       Intellectual Property Disputes. Any dispute relating to the determination of validity of a Party's patents or other issues relating to a Party's intellectual property and which dispute arises under this Agreement shall be submitted exclusively to any federal court having jurisdiction over the Parties and the matter, or to a state court in such jurisdiction if the applicable rules of civil procedure preclude federal court jurisdiction, and the Parties hereby consent to the jurisdiction and venue of such courts, and therefore Section 23.1 below shall not apply to any such disputes.

            23.2       Dispute Resolution.

                        23.2.1      Disputes. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to a Party's rights and/or obligations under the Transaction Agreements. Unless otherwise specifically recited in this Agreement, disputes arising under the Transaction Agreements will be resolved as recited in this Section 23.1. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below, or their respective successors or designees, for attempted resolution by good faith negotiations within thirty (30) business days after such notice is received. Such designated officers are as follows:

            For Genentech -- Vice President, Global Supply Chain

            For Wyeth -- Executive Vice President and General Manager, BioPharma Business Unit

In the event the executive officers, or their respective successors or designees, are not able to resolve such dispute within such thirty (30)-day period, or such other period of time as the Parties may mutually agree in writing, either Party may pursue any legal or equitable remedies available to it by filing a claim exclusively in the federal courts of the state of Delaware, provided, however, that if there is no federal court jurisdiction over such claim, either Party may pursue such claim exclusively in Delaware state court and, in the case of each of the foregoing, each Party hereby consents to the jurisdiction of such court and each Party hereby irrevocably waives its right to a jury trial before any such court. Notwithstanding the foregoing, nothing in this Section 23.1 (including the duty to engage in good faith negotiations between the Parties' executive officers) shall prohibit a Party from seeking provisional or equitable relief, including, without limitation, attachment, replevin, or preliminary or temporary injunctive relief from any state or federal court having jurisdiction over the matter to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute pending the resolution of a dispute in accordance with the provisions of this Section 23.1.

ARTICLE  24.
FORCE MAJEURE

            24.1       Effect of Force Majeure Event. Neither Party shall be in breach of this Agreement if there is any failure of its performance under this Agreement (except for payment of any amounts due under this Agreement) as a result of any reason beyond the control and without the fault or negligence of the Party affected thereby, including an act of God (including, without limitation, fire, earthquake, flood, storm or other natural disaster), act of government or state or an agency thereof (including without limitation, any changes to applicable laws or regulations, order or injunction, that has a material adverse affect on a Party's ability to perform its obligations hereunder), war, acts of terrorists, civil unrest, insurrection, embargo, lack of viability of any biological materials provided by Genentech and a failure of Genentech to replace such biological materials, an infectious virus or other contaminant which causes a shutdown for a substantial period of a large portion of Wyeth's Andover facility or all or part of the Facility itself due to contamination despite Wyeth's use of Commercially Reasonable Diligent Efforts to prevent such occurrence, prevention from or hindrance in obtaining energy or other utilities, a market shortage of or other failure of Third Party suppliers to supply Raw Materials or other necessary components of the Manufacturing Process (other than due to Wyeth's failure to satisfy its obligations under Section 4.9.2), or labor disputes (including work stoppages resulting therefrom) of whatever nature (each, a "Force Majeure Event"). Nothing in this Section 24.1 shall, however, release such Party from using its Commercially Reasonable Diligent Efforts to avoid or remove all such causes. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement.

            24.2       Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under this Agreement. Each Party further agrees to use Commercially Reasonable Diligent Efforts to correct the Force Majeure Event as quickly as practicable and to give the other Party prompt written notice when it is again fully able to perform such obligations.

            24.3       Target Dates and Milestones. In the event of any Force Majeure Event, the Target Dates specified in Section 4.3 and/or the dates for completion of milestones set forth in Section 6.3 shall be extended by the period of time during which such Force Majeure Event exists.

            24.4       Termination. Subject to Sections 21.8 and 21.9, either Party may terminate this Agreement if a Party is unable to substantially perform its obligations hereunder as a direct result of a Force Majeure Event that remains unresolved for a period of six (6) months despite efforts to correct the Force Majeure Event in accordance with Section 24.2.

ARTICLE  25.
MISCELLANEOUS

            25.1       Notices. Other than notices within the jurisdiction of the respective Project Team Leaders, which shall be given to those individuals, any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Parties set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.
If to Genentech:	Corporate Secretary Genentech, Inc. One DNA Way South San Francisco, CA 94080 Fax: (650) 952-9881 Phone: (650) 225-1672

with a copy to:	Senior Vice President of Product Operations Genentech, Inc. One DNA Way, MS 53 South San Francisco, CA 94080 Fax: (650) 225-5007 Phone: (650) 225-3978

If to Wyeth:	Executive Vice President and General Manager, BioPharma Business Unit Wyeth Pharmaceuticals 500 Arcola Road Collegeville, PA 19426 Fax: (484) 865-9091 Phone: (484) 865-7951

with a copy to:	General Counsel Wyeth Five Giralda Farms Madison, NJ 07940 Fax: (973) 660-7050 Phone: (973) 660-6138

and

Senior Vice President, Global Business Development Wyeth Pharmaceuticals 500 Arcola Road Collegeville, PA 19426 Fax: (484) 865-6476 Phone: (484) 865-5442

            25.2       Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal substantive laws of the State of Delaware and with respect to patent disputes, United States federal law to the extent not covered by state law, without reference to the choice of law doctrine of such state.

            25.3       Headings. The table of contents and all headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            25.4       Exhibits. All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

            25.5       Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any Party hereto, in a final unappealed or unappealable order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties' overall intentions in this transaction.

            25.6       Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall hold itself out to Third Parties as purporting to act on behalf of, or serving as the agent of, the other Party.

            25.7       Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

            25.8       Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

            25.9       Harmful or Additional Materials. During the Term, Wyeth shall not introduce any cell lines or biological products into the Facility other than as set forth herein without Genentech's prior written consent. In addition, Wyeth agrees not to use any form of penicillin or cephalosporin in the Manufacturing Process utilized at the Facility, without Genentech's prior written consent.

            25.10       Non-Solicitation. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's key or technical employees, including those engaged in manufacturing, validating and testing Product, may have access to such Confidential Information of the other Party. The Parties therefore agree not to knowingly solicit or otherwise induce or attempt to induce for purposes of employment, any key or technical employees from the other Party directly involved in the manufacturing, validating or testing of any Product during the Term and for a period of two (2) years thereafter, it being understood that the foregoing shall not include (i) employees who first approach a Party for employment, (ii) solicitations or hiring as part of a general employee solicitation not targeted specifically at employees of the other Party, and (iii) solicitations or hiring by members of a Party's organization without knowledge of this Agreement or who have not been exposed to the Confidential Information of the other Party.

            25.11       Entirety; Amendments. This Agreement, including any exhibits attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof (i.e., purchase and supply of Product), and supersedes and terminates all other agreements, oral or otherwise, between the Parties, including, without limitation the LOI and the Confidential Disclosure Agreement between the Parties dated November 18, 2003. No terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein. In the event of a conflict between this Agreement, the exhibits hereto, the Technology Transfer Project Plan or the Quality Agreement, the terms of this Agreement shall control. This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.

            25.12       SAP Implementation. Wyeth shall use its Commercially Reasonable Diligent Efforts to avoid any material adverse impact on the conduct of either the Technology Transfer or the activities necessary to support FDA Approval as a result of the implementation of the enterprise resource planning system from SAP at Wyeth's Andover, Massachusetts facility during the Term.

            25.13       Interpretation. For purposes of interpreting this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including" and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

            25.14       No Presumptions. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and each of the other Transaction Agreements and acknowledges that it has participated in the drafting hereof or thereof. In interpreting and applying the terms and provisions of any of the Transaction Agreements, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

[the remainder of this page intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

GENENTECH, INC.		WYETH, acting through its Wyeth Pharmaceuticals Division

By:	/s/LOUIS J. LAVIGNE, JR.	By:	/s/CAVAN M. REDMOND

Name:	Louis J. Lavigne, Jr.	Name:	Cavan M. Redmond

Title:	Executive Vice President & CFO	Title:	Executive Vice President and General Manager, BioPharma Business Unit

By:	/s/DAVID A. EBERSMAN

Name:	David A. Ebersman

Title:	Sr. Vice President, Product Operations

Legal: JDJ Finance: RA

Exhibit A
Excluded Patents

[*]

Exhibit B
Countries in Territory

[*]